Information contained herein is subject to completion pursuant to Rule 424 under the Securities Act of 1933. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission pursuant to Rule 415 under the Securities Act of 1933. A final prospectus supplement and prospectus will be delivered to purchasers of these securities. This prospectus supplement and the prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-28537
              SUBJECT TO COMPLETION, ISSUE DATE: JANUARY 14, 1998
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED       , 1998)
                             1,750,000 STRYPES(SM)
                           MERRILL LYNCH & CO., INC.

                                                                       [LOGO]
                          % STRYPES(SM) DUE        , 2001

                     PAYABLE WITH SHARES OF COMMON STOCK OF
 [LOGO]
                                  CIBER, INC.
                         (OR CASH WITH AN EQUAL VALUE)
                            ------------------------
    The issue price of each Structured Yield Product Exchangeable for Stock(SM),
   % STRYPES(SM) Due        , 2001 (each, a "STRYPES") of Merrill Lynch & Co.,
Inc. (the "Company") being offered hereby is $          , which amount is equal
to the last sale price of the Common Stock, par value $.01 per share (the "CIBER
Common Stock"), of CIBER, Inc., a Delaware corporation ("CIBER"), on        ,
1998, as reported on the New York Stock Exchange (the "Initial Price"). The
STRYPES will mature on        , 2001 (the "Maturity Date"). Interest on the
STRYPES, at the rate of    % of the issue price per annum, is payable in cash
quarterly in arrears on        ,        ,            and        , beginning
       , 1998. The STRYPES will be unsecured obligations of the Company ranking PARI PASSU with all of its other unsecured and unsubordinated indebtedness. In addition, the STRYPES will not restrict the Company's ability to incur additional indebtedness ranking senior to, or PARI PASSU with, the STRYPES. See "Supplemental Description of the STRYPES--Ranking."
    On the Maturity Date, the Company will pay and discharge each STRYPES by delivering to the holder thereof a number of shares of CIBER Common Stock (subject to the Company's right to deliver, with respect to all, but not less than all, shares of CIBER Common Stock deliverable on the Maturity Date, cash with an equal value) determined in accordance with the following formula (the "Payment Rate Formula"), subject to certain adjustments: (a) if the Maturity
Price is greater than or equal to $          per share of CIBER Common Stock
(the "Threshold Appreciation Price"),       shares of CIBER Common Stock per
STRYPES, (b) if the Maturity Price is less than the Threshold Appreciation Price
but is greater than $   (the "Initial Appreciation Cap"), a fractional share of
CIBER Common Stock per STRYPES so that the value thereof (determined based on the Maturity Price) equals the Initial Appreciation Cap, (c) if the Maturity Price is less than or equal to the Initial Appreciation Cap and is greater than or equal to the Initial Price, one share of CIBER Common Stock per STRYPES, (d) if the Maturity Price is less than the Initial Price but is greater than or
equal to $     (the "Downside Protection Threshold Price"), a number of shares of CIBER Common Stock per STRYPES so that the value thereof (determined based on the Maturity Price) equals the Initial Price and (e) if the Maturity Price is
less than the Downside Protection Threshold Price,      shares of CIBER Common
Stock per STRYPES. The "Maturity Price" means the average Closing Price (as defined herein) per share of CIBER Common Stock on the 20 Trading Days (as defined herein) immediately prior to, but not including, the second Trading Day preceding the Maturity Date. AS DESCRIBED HEREIN, THE MATURITY PRICE WILL REPRESENT A DETERMINATION OF THE VALUE OF A SHARE OF CIBER COMMON STOCK IMMEDIATELY PRIOR TO THE MATURITY DATE. THERE CAN BE NO ASSURANCE THAT THE AMOUNT RECEIVABLE BY HOLDERS OF THE STRYPES ON THE MATURITY DATE WILL BE EQUAL TO OR GREATER THAN THE ISSUE PRICE OF THE STRYPES. IF THE MATURITY PRICE OF THE CIBER COMMON STOCK IS LESS THAN THE DOWNSIDE PROTECTION THRESHOLD PRICE, SUCH AMOUNT RECEIVABLE ON THE MATURITY DATE WILL BE LESS THAN THE ISSUE PRICE PAID FOR THE STRYPES, IN WHICH CASE AN INVESTMENT IN THE STRYPES WILL RESULT IN A LOSS. See "Supplemental Description of the STRYPES."
    Reference is made to the accompanying prospectus of CIBER with respect to the shares of CIBER Common Stock which may be received by a holder of the STRYPES on the Maturity Date. CIBER is not affiliated with the Company, will not receive any of the proceeds from the sale of the STRYPES and will have no obligations with respect to the STRYPES.
    SEE "RISK FACTORS," BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT, FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE STRYPES.
    For a discussion of certain United States Federal income tax consequences for holders of the STRYPES, see "Certain United States Federal Income Tax Considerations."
    The CIBER Common Stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "CBR." Application has been made to list the STRYPES on the NYSE.
                       ----------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                       PRICE TO          UNDERWRITING        PROCEEDS TO
                                                                      PUBLIC(1)          DISCOUNT(2)          COMPANY(3)
Per STRYPES.....................................................          $                   $                   $
Total(4)........................................................          $                   $                   $

(1) Plus accrued interest, if any, from       , 1998 to the date of delivery.
(2) The Company, CIBER and the Contracting Stockholder (as defined herein) have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company.
(4) The Company has granted the Underwriter an option for 30 days to purchase up to an additional 262,500 STRYPES at the initial public offering price per STRYPES, less the underwriting discount, solely to cover over-allotments. If such over-allotment option is exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."
                         ------------------------------
    The STRYPES are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by the Underwriter, and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the STRYPES will be made through the facilities of The Depository
Trust Company on or about        , 1998.
    This Prospectus may be used by the Underwriter in connection with offers and sales related to market-making transactions in the STRYPES. The Underwriter may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.
----------------------------------
(SM) Service mark of Merrill Lynch & Co., Inc.
                       ----------------------------------
                              MERRILL LYNCH & CO.
                               ------------------
            The date of this Prospectus Supplement is        , 1998.

    The Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the STRYPES or the CIBER Common Stock. Such transactions may include stabilizing and the purchase of STRYPES to cover short positions. For a description of these activities, see "Underwriting."
                            ------------------------

    The Commissioner of Insurance of The State of North Carolina has not approved or disapproved the offering of the STRYPES made hereby, nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS (THE "ML&CO. PROSPECTUS") AND BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                           MERRILL LYNCH & CO., INC.

    Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), is one of the largest securities firms in the world.

                                  CIBER, INC.

    CIBER is a nationwide provider of information technology consulting, including application software staff supplementation, management consulting solutions for "business/IT" problems, package software implementation services, system life-cycle project responsibility, millennium date change conversion services and networking procurement and engineering services. CIBER's revenues are generated from two areas, the CIBER Information Services ("CIS") Division and CIBER's Solutions Consulting Group ("CIBER Solutions"). The CIS Division provides application software development and maintenance services and, through its CIBR2000 Division, millennium date change solutions. CIBER Solutions provides services through CIBER's wholly-owned subsidiaries Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides information technology consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and system integration services. BIT specializes in the implementation and integration of human resource and financial software application products, plus workflow automation and manufacturing/distribution software systems, primarily for client/server networks. A substantial portion of BIT's revenues is derived from assisting clients implementing PeopleSoft, Inc. software. CNSI provides a wide range of local-area and wide-area network solutions, from design and procurement to installation and maintenance, with services including Internet and intranet connectivity.

    Reference is made to the accompanying prospectus of CIBER (the "CIBER Prospectus") with respect to the shares of CIBER Common Stock which may be received by a holder of STRYPES on the Maturity Date. CIBER is not affiliated with the Company, will not receive any of the proceeds from the sale of the STRYPES and will have no obligations with respect to the STRYPES. THE CIBER PROSPECTUS IS BEING ATTACHED HERETO AND DELIVERED TO PROSPECTIVE PURCHASERS OF STRYPES TOGETHER WITH THIS PROSPECTUS SUPPLEMENT AND THE ML&CO. PROSPECTUS FOR CONVENIENCE OF REFERENCE ONLY. THE CIBER PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT OR THE ML&CO. PROSPECTUS, NOR IS IT INCORPORATED BY REFERENCE HEREIN OR THEREIN.

    The CIBER Common Stock is listed on the NYSE under the trading symbol "CBR." See "Price Range of CIBER Common Stock" for certain historical market prices of the CIBER Common Stock.

                                  THE STRYPES

OFFERING........................  1,750,000 STRYPES

ISSUE PRICE.....................  $      per STRYPES

MATURITY DATE...................  , 2001

INTEREST RATE...................  % of the issue price per annum, or $  per STRYPES per quarter, payable in cash quarterly in arrears

INTEREST PAYMENT DATES..........  ,       ,       and       , beginning       , 1998

PAYMENT AT MATURITY.............  On the Maturity Date, the Company will pay and discharge each STRYPES by delivering to the holder thereof a number
                                  of shares of CIBER Common Stock (subject to the Company's
                                  right to deliver, with respect to all, but not less than
                                  all, shares of CIBER Common Stock deliverable on the
                                  Maturity Date, cash with an equal value) determined in
                                  accordance with the following Payment Rate Formula,
                                  subject to certain adjustments: (a) if the Maturity Price
                                  is greater than or equal to $         per share of CIBER
                                  Common Stock (the "Threshold Appreciation Price"),
                                  shares of CIBER Common Stock per STRYPES, (b) if the
                                  Maturity Price is less than the Threshold Appreciation
                                  Price but is greater than $     (the "Initial Appreciation
                                  Cap"), a fractional share of CIBER Common Stock per
                                  STRYPES so that the value thereof (determined based on the
                                  Maturity Price) equals the Initial Appreciation Cap, (c)
                                  if the Maturity Price is less than or equal to the Initial
                                  Appreciation Cap and is greater than or equal to the
                                  Initial Price, one share of CIBER Common Stock per
                                  STRYPES, (d) if the Maturity Price is less than the
                                  Initial Price but is greater than or equal to $     (the
                                  "Downside Protection Threshold Price"), a number of shares of CIBER Common Stock per STRYPES so that the value
                                  thereof (determined based on the Maturity Price) equals
                                  the Initial Price and (e) if the Maturity Price is less
                                  than the Downside Protection Threshold Price,      shares
                                  of CIBER Common Stock per STRYPES. The "Maturity Price"
                                  means the average Closing Price per share of CIBER Common
                                  Stock on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Maturity
                                  Date. AS DESCRIBED HEREIN, THE MATURITY PRICE WILL
                                  REPRESENT A DETERMINATION OF THE VALUE OF A SHARE OF CIBER
                                  COMMON STOCK IMMEDIATELY PRIOR TO THE MATURITY DATE. THERE
                                  CAN BE NO ASSURANCE THAT THE AMOUNT RECEIVABLE BY HOLDERS
                                  OF THE STRYPES ON THE MATURITY DATE WILL BE EQUAL TO OR
                                  GREATER THAN THE ISSUE PRICE OF THE STRYPES. IF THE
                                  MATURITY PRICE OF THE CIBER COMMON STOCK IS LESS THAN THE
                                  DOWNSIDE PROTECTION THRESHOLD PRICE, SUCH AMOUNT
                                  RECEIVABLE ON THE MATURITY DATE WILL BE LESS THAN THE
                                  ISSUE PRICE PAID FOR THE STRYPES, IN WHICH CASE AN
                                  INVESTMENT IN THE STRYPES WILL RESULT IN A LOSS. See
                                  "Supplemental Description of the STRYPES-- General."

NO REDEMPTION, SINKING FUND OR
  PAYMENT PRIOR TO MATURITY.....  The STRYPES are not subject to redemption by the Company prior to the Maturity Date and do not contain any sinking
                                  fund or other mandatory redemption provisions. The STRYPES are not subject to payment prior to the Maturity Date at
                                  the option of the holder. See "Supplemental Description of the STRYPES--No Redemption, Sinking Fund or Payment Prior
                                  to Maturity."

RANKING.........................  The STRYPES will be unsecured obligations of the Company ranking PARI PASSU with all of its other unsecured and
                                  unsubordinated indebtedness. See "Supplemental Description of the STRYPES--Ranking" herein and "Description of the
                                  STRYPES--Ranking" in the ML&Co. Prospectus.

RELATIONSHIP TO CIBER COMMON
  STOCK.........................  The STRYPES will bear interest at    % of the issue price
                                  per annum. CIBER has never declared or paid any cash
                                  dividends on the CIBER Common Stock and has stated that it has no current intention to pay cash dividends on the
                                  CIBER Common Stock. Any future determination as to the
                                  payment of dividends will be at the discretion of CIBER's
                                  Board of Directors and will depend upon CIBER's operating
                                  results, financial condition and capital requirements,
                                  contractual restrictions, general business conditions and
                                  such other factors as CIBER's Board of Directors deems
                                  relevant. Holders of STRYPES will not be entitled to
                                  receive any future dividends on the CIBER Common Stock
                                  unless and until such time, if any, as the Company shall
                                  have delivered shares of CIBER Common Stock for STRYPES on the Maturity Date, and unless the applicable record date
                                  for determining stockholders entitled to receive such
                                  dividends occurs after such delivery. See "Risk
                                  Factors--No Stockholder's Rights."

                                  The opportunity for equity appreciation afforded by an
                                  investment in the STRYPES is less than the opportunity for equity appreciation afforded by a direct investment in the
                                  CIBER Common Stock because the amount receivable by a
                                  holder of a STRYPES on the Maturity Date will exceed the
                                  Initial Appreciation Cap (which represents an appreciation
                                  of    % over the Initial Price) only if the Maturity Price
                                  of the CIBER Common Stock exceeds the Threshold
                                  Appreciation Price (which represents an appreciation of
                                     % over the Initial Price). Moreover, holders of the
                                  STRYPES will only be entitled to receive on the Maturity
                                  Date    % (the percentage equal to the Initial
                                  Appreciation Cap divided by the Threshold Appreciation
                                  Price) of any appreciation of the value of CIBER Common
                                  Stock above the Threshold Appreciation Price. See "Risk
                                  Factors--Limitation on Opportunity for Equity
                                  Appreciation."

                                  Although the amount receivable by a holder of a STRYPES on the Maturity Date may be less than the issue price paid
                                  for the STRYPES, unlike a direct investment in CIBER
                                  Common Stock, an investment in the STRYPES affords
                                  protection from a depreciation in the value of the CIBER
                                  Common Stock to the

                                  extent that the Maturity Price does not fall below the
                                  Downside Protection Threshold Price (which represents a
                                  depreciation of    % below the Initial Price). If the
                                  Maturity Price is less than the Downside Protection
                                  Threshold Price, holders of STRYPES will receive    shares
                                  of CIBER Common Stock (or, pursuant to the option of the
                                  Company, cash with an equal value) per STRYPES and,
                                  accordingly, will have only limited protection from
                                  depreciation below    % of the Initial Price.

TRADING PRICES..................  The trading prices of the STRYPES in the secondary market will be affected by the trading prices of the CIBER Common
                                  Stock in the secondary market. It is impossible to predict whether the price of CIBER Common Stock will rise or fall.
                                  In addition, any market that develops for the STRYPES is
                                  likely to influence and be influenced by the market for
                                  CIBER Common Stock. For example, the price of CIBER Common
                                  Stock could be depressed by investors' anticipation of the potential distribution into the market of substantial
                                  amounts of CIBER Common Stock on the Maturity Date, by
                                  possible sales of CIBER Common Stock by investors who view the STRYPES as a more attractive means of equity
                                  participation in CIBER, and by hedging or arbitrage
                                  trading activity that may develop involving the STRYPES
                                  and the CIBER Common Stock. See "Risk Factors--Factors
                                  Affecting Trading Prices" and "--Impact of STRYPES on the
                                  Market for CIBER Common Stock."

DILUTION........................  The number of shares of CIBER Common Stock (or the amount of cash) that holders of the STRYPES are entitled to
                                  receive upon payment and discharge on the Maturity Date
                                  will not be adjusted for certain events, such as offerings of CIBER Common Stock by CIBER for cash or in connection
                                  with acquisitions. At December 31, 1997, the Contracting
                                  Stockholder owned beneficially approximately 27% of the
                                  outstanding CIBER Common Stock. CIBER is not restricted
                                  from issuing additional CIBER Common Stock during the term of the STRYPES and, because the Contracting Stockholder is able to exercise significant influence on the business and affairs of CIBER, any such decision to issue additional
                                  shares of CIBER Common Stock will be influenced by the
                                  Contracting Stockholder. In addition, principal
                                  stockholders of CIBER (including the Contracting
                                  Stockholder) are not precluded from selling shares of
                                  CIBER Common Stock, either pursuant to Rule 144 under the
                                  Securities Act of 1933, as amended (the "Securities Act"), or by causing CIBER to register such shares. Neither CIBER nor any stockholder of CIBER (including the Contracting
                                  Stockholder) has any duty or obligation to consider the
                                  interests of holders of STRYPES for any reason. Additional issuances or sales may materially and adversely affect the price of CIBER Common Stock and, because of the
                                  relationship of the number of shares (or cash amount) to
                                  be received upon payment and discharge of the STRYPES on
                                  the Maturity Date to the price of the CIBER Common Stock,
                                  such other events may adversely affect the trading price
                                  and ultimate

                                  value of the STRYPES. There can be no assurance that CIBER will not take any of the foregoing actions, or that it
                                  will not make offerings of, or that principal stockholders
                                  (including the Contracting Stockholder) will not sell any,
                                  CIBER Common Stock in the future, or as to the amount of
                                  such offerings or sales. See "Risk Factors--Dilution of
                                  CIBER Common Stock."

FORWARD PURCHASE CONTRACT WITH
  THE CONTRACTING STOCKHOLDER...  Pursuant to a forward purchase contract (the "Forward
                                  Purchase Contract") among the Company, a wholly owned
                                  subsidiary of the Company (the "ML&Co. Subsidiary"), The
                                  Bank of New York, as agent for and on behalf of the ML&Co.
                                  Subsidiary, and Bobby G. Stevenson, individually and as
                                  settlor, beneficiary and trustee of the Bobby G. Stevenson
                                  Revocable Trust (the "Contracting Stockholder"), the
                                  Contracting Stockholder is obligated to deliver to the
                                  ML&Co. Subsidiary on the Business Day immediately
                                  preceding the Maturity Date a number of shares of CIBER
                                  Common Stock equal to the number required by the Company
                                  to pay and discharge all of the STRYPES (including any
                                  STRYPES issued pursuant to the over-allotment option
                                  granted by the Company to the Underwriter). In lieu of
                                  delivering shares of CIBER Common Stock on the Business
                                  Day immediately preceding the Maturity Date, the
                                  Contracting Stockholder has the right to satisfy his
                                  obligation under the Forward Purchase Contract by
                                  delivering at such time cash in an amount equal to the
                                  value of such number of shares of CIBER Common Stock at
                                  the Maturity Price. Such right, if exercised by the
                                  Contracting Stockholder, must be exercised with respect to all shares of CIBER Common Stock then deliverable pursuant to the Forward Purchase Contract. Under the Forward
                                  Purchase Contract, the Company has agreed to pay and
                                  discharge the STRYPES by delivering to the holders thereof on the Maturity Date the form of consideration that the
                                  ML&Co. Subsidiary receives from the Contracting
                                  Stockholder.

                                  The consideration to be paid by the ML&Co. Subsidiary
                                  under the Forward Purchase Contract is $         in the
                                  aggregate, and is payable to the Contracting Stockholder
                                  on or about       , 1998. No other consideration is
                                  payable by the ML&Co. Subsidiary to the Contracting
                                  Stockholder in connection with its acquisition of the
                                  CIBER Common Stock pursuant to the Forward Purchase
                                  Contract or the performance of the Forward Purchase
                                  Contract by the Contracting Stockholder.

                                  The Contracting Stockholder has no obligations with
                                  respect to the STRYPES or amounts to be paid to holders
                                  thereof, including any obligations to take the needs of
                                  the Company or of holders of the STRYPES into
                                  consideration in determining whether to deliver shares of
                                  CIBER Common Stock or cash or for any other reason. The
                                  Forward Purchase Contract among the Company, the ML&Co.
                                  Subsidiary, The Bank of New York, as agent for and on
                                  behalf of the ML&Co. Subsidiary, and the Contracting
                                  Stockholder is a commercial transaction and does not
                                  create any rights in, or for

                                  the benefit of, any third party, including any holder of
                                  STRYPES. See "Certain Arrangements with the Contracting
                                  Stockholder."

CERTAIN UNITED STATES FEDERAL
  INCOME TAX CONSIDERATIONS.....  Prospective investors in the STRYPES should be aware that there exists uncertainty concerning the proper United
                                  States Federal income tax characterization and treatment
                                  of the STRYPES. Accordingly, prospective investors should
                                  consider the tax consequences of investing in the STRYPES.
                                  See "Risk Factors-- Tax Matters" and "Certain United
                                  States Federal Income Tax Considerations."

GLOBAL NOTES....................  Upon issuance, all STRYPES will be represented by one or more global securities deposited with, and registered in
                                  the name of, The Depository Trust Company, as Securities
                                  Depository (the "Securities Depository"), or a nominee
                                  thereof. As a result, the Securities Depository, or its
                                  nominee, will be considered the sole owner of the STRYPES
                                  under the Indenture (as defined herein). Ownership
                                  interests of actual purchasers of STRYPES will be recorded on the records of participants in the Securities
                                  Depository. See "Description of the STRYPES--Securities
                                  Depository" in the ML&Co. Prospectus.

USE OF PROCEEDS.................  The net proceeds to the Company from the sale of the
                                  STRYPES are expected to be $         , which will be used
                                  to purchase an obligation of the ML&Co. Subsidiary. The
                                  ML&Co. Subsidiary will use $         of the consideration
                                  that it receives from the Company to pay to the
                                  Contracting Stockholder the consideration due under the
                                  Forward Purchase Contract and will use the remainder of
                                  such consideration for general corporate purposes.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS SUPPLEMENT AND THE ML&CO. PROSPECTUS AND SHOULD CONSIDER, AMONG OTHER THINGS, THE FACTORS SET FORTH BELOW AND UNDER "RISK FACTORS" IN THE CIBER PROSPECTUS.

COMPARISON TO OTHER DEBT SECURITIES; RELATIONSHIP TO CIBER COMMON STOCK

    The terms of the STRYPES differ from those of ordinary debt securities in that the value of the CIBER Common Stock (or, pursuant to the option of the Company, the amount of cash) that a holder of a STRYPES will receive on the Maturity Date is not fixed, but is based on the Maturity Price of the CIBER Common Stock (see "Supplemental Description of the STRYPES"). THERE CAN BE NO ASSURANCE THAT SUCH AMOUNT RECEIVABLE BY THE HOLDER ON THE MATURITY DATE WILL BE EQUAL TO OR GREATER THAN THE ISSUE PRICE OF THE STRYPES. ALTHOUGH AN INVESTMENT IN THE STRYPES AFFORDS PROTECTION FROM A DEPRECIATION IN THE VALUE OF THE CIBER COMMON STOCK TO THE EXTENT THAT THE MATURITY PRICE DOES NOT FALL BELOW THE DOWNSIDE PROTECTION THRESHOLD PRICE, HOLDERS OF STRYPES WILL HAVE ONLY LIMITED
PROTECTION FROM DEPRECIATION BELOW    % OF THE INITIAL PRICE. IF THE MATURITY
PRICE OF THE CIBER COMMON STOCK IS LESS THAN THE DOWNSIDE PROTECTION THRESHOLD PRICE, SUCH AMOUNT RECEIVABLE ON THE MATURITY DATE WILL BE LESS THAN THE ISSUE PRICE PAID FOR THE STRYPES, IN WHICH CASE AN INVESTMENT IN STRYPES WILL RESULT IN A LOSS. ACCORDINGLY, A HOLDER OF STRYPES ASSUMES THE RISK THAT THE MARKET
VALUE OF THE CIBER COMMON STOCK MAY DECLINE BELOW    % OF THE INITIAL PRICE, AND
THAT SUCH DECLINE COULD BE SUBSTANTIAL. THE CIBER PROSPECTUS INCLUDES INFORMATION REGARDING THE SHARES OF CIBER COMMON STOCK WHICH MAY BE RECEIVED BY A HOLDER OF THE STRYPES ON THE MATURITY DATE.

LIMITATION ON OPPORTUNITY FOR EQUITY APPRECIATION

    The opportunity for equity appreciation afforded by an investment in the STRYPES is less than the opportunity for equity appreciation afforded by a direct investment in the CIBER Common Stock because the amount receivable by a holder of a STRYPES on the Maturity Date will exceed the Initial Appreciation
Cap (which represents an appreciation of    % over the Initial Price) only if
the Maturity Price of the CIBER Common Stock exceeds the Threshold Appreciation
Price (which represents an appreciation of    % over the Initial Price).
Moreover, holders of the STRYPES will be entitled to receive on the Maturity
Date only    % (the percentage equal to the Initial Appreciation Cap divided by the Threshold Appreciation Price) of any appreciation of the value of CIBER Common Stock above the Threshold Appreciation Price. See "Supplemental Description of the STRYPES." Because the price of the CIBER Common Stock is subject to market fluctuations, the value of the CIBER Common Stock (or, pursuant to the option of the Company, the amount of cash) received by a holder of a STRYPES on the Maturity Date, determined as described herein, may be more or less than the issue price of the STRYPES. If the Maturity Price is less than the Downside Protection Threshold Price, holders of STRYPES will have only
limited protection from depreciation below    % of the Initial Price.

FACTORS AFFECTING TRADING PRICES

    The trading prices of the STRYPES in the secondary market will be affected by the trading prices of the CIBER Common Stock in the secondary market. It is impossible to predict whether the price of CIBER Common Stock will rise or fall. Trading prices of CIBER Common Stock will be influenced by CIBER's operating results and prospects and by economic, financial and other factors and market conditions that can affect the capital markets generally, the market segment of which CIBER is a part, the NYSE (on which the CIBER Common Stock is traded), including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of CIBER Common Stock in the market subsequent to the offering of the STRYPES or the perception that such sales could occur, and by other events that are difficult to predict and beyond the Company's control.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

    It is not possible to predict how the STRYPES will trade in the secondary market or whether such market will be liquid or illiquid. The STRYPES are novel securities and there is currently no secondary market for the STRYPES. Application has been made to list the STRYPES on the NYSE. However, there can be no assurance that such application will be accepted or that, if accepted, the STRYPES will not later be delisted or that trading of the STRYPES on the NYSE will not be suspended. In the event of a delisting or suspension of trading on the NYSE, the Company will apply for listing of the STRYPES on another national securities exchange or for quotation on another trading market. If the STRYPES are not listed or traded on any securities exchange or trading market, or if trading of the STRYPES is suspended, pricing information for the STRYPES may be more difficult to obtain, and the price and liquidity of the STRYPES may be adversely affected.

IMPACT OF STRYPES ON THE MARKET FOR CIBER COMMON STOCK

    Any market that develops for the STRYPES is likely to influence and be influenced by the market for CIBER Common Stock. For example, the price of CIBER Common Stock could be depressed by investors' anticipation of the potential distribution into the market of substantial amounts of CIBER Common Stock on the Maturity Date of the STRYPES, by possible sales of CIBER Common Stock by investors who view the STRYPES as a more attractive means of equity participation in CIBER, and by hedging or arbitrage trading activity that may develop involving the STRYPES and the CIBER Common Stock.

NO STOCKHOLDER'S RIGHTS

    Holders of the STRYPES will not be entitled to any rights with respect to the CIBER Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof) unless and until such time, if any, as the Company shall have delivered shares of CIBER Common Stock for STRYPES on the Maturity Date, and unless the applicable record date, if any, for the exercise of such rights occurs after such date. For example, in the event that an amendment is proposed to the Amended and Restated Certificate of Incorporation of CIBER and the record date for determining the stockholders of record entitled to vote on such amendment occurs prior to such delivery, holders of the STRYPES will not be entitled to vote on such amendment.

NO AFFILIATION BETWEEN THE COMPANY AND CIBER

    The Company has no affiliation with CIBER, and CIBER has no obligations with respect to the STRYPES or amounts to be paid to holders thereof, including any obligation to take the needs of the Company or of holders of the STRYPES into consideration for any reason. CIBER will not receive any of the proceeds of the offering of the STRYPES made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by holders of the STRYPES on the Maturity Date. CIBER is not involved with the administration or trading of the STRYPES and has no obligations with respect to the amount receivable by holders of the STRYPES on the Maturity Date.

DILUTION OF CIBER COMMON STOCK

    The number of shares of CIBER Common Stock (or the amount of cash) that holders of the STRYPES are entitled to receive on the Maturity Date is subject to adjustment for certain events arising from, among others, a merger or consolidation in which CIBER is not the surviving or resulting corporation, a sale or transfer of all or substantially all of the assets of CIBER, and the liquidation, dissolution, winding up or bankruptcy of CIBER, as well as stock splits and combinations, stock dividends and certain other actions of CIBER that modify its capital structure. See "Supplemental Description of the STRYPES--Dilution Adjustments." Such number of shares of CIBER Common Stock (or cash amount) to be received by such holders on the Maturity Date will not be adjusted for other events not specifically provided, such as offerings of CIBER Common Stock by CIBER for cash or in connection with acquisitions. Likewise, no adjustments will be made for any sales of CIBER Common Stock by any principal stockholder of CIBER (including the Contracting Stockholder). At December 31, 1997, the Contracting Stockholder owned beneficially approximately 27% of the outstanding CIBER Common Stock. CIBER is not restricted from issuing additional shares of CIBER Common Stock during the term of the STRYPES and, because the Contracting Stockholder is able to exercise significant influence on the business and affairs of CIBER, any such decision to issue additional shares of CIBER Common Stock will be influenced by the Contracting Stockholder. In addition, the principal stockholders of CIBER (including the Contracting Stockholder) are not precluded from selling shares of CIBER Common Stock, either pursuant to Rule 144 under the Securities Act, or by causing CIBER to register such shares. Neither CIBER nor any stockholder of CIBER (including the Contracting Stockholder) has any duty or obligation to consider the interests of the holders of the STRYPES for any reason. Additional issuances or sales may materially and adversely affect the price of the CIBER Common Stock and, because of the relationship of the number of shares of CIBER Common Stock (or cash amount) to be received upon payment and discharge of the STRYPES on the Maturity Date to the price of the CIBER Common Stock, such other events may adversely affect the trading price and ultimate value of the STRYPES. There can be no assurances that CIBER will not take any of the foregoing actions, or that it will not make offerings of, or that principal stockholders (including the Contracting Stockholder) will not sell any, CIBER Common Stock in the future, or as to the amount of any such offerings or sales.

TAX MATTERS

    Because of an absence of authority as to the proper characterization of the STRYPES, their ultimate tax treatment is uncertain. Accordingly, no assurances can be given that any particular characterization and tax treatment of the STRYPES will be accepted by the Internal Revenue Service ("IRS") or upheld by a court. However, it is the opinion of Brown & Wood LLP, counsel to the Company, that the characterization and tax treatment of the STRYPES described herein (and described in greater detail under "Certain United States Federal Income Tax Considerations"), while not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the IRS, will not result in the imposition of penalties. The Indenture will require that any holder subject to U.S. Federal income tax include currently in income, for U.S. Federal income tax purposes, payments denominated as interest that are made with respect to a STRYPES in accordance with such holder's regular method of tax accounting. The Indenture also requires the Company and holders to treat each STRYPES for tax purposes as a unit (a "Unit") consisting of (i) a debt instrument (the "Debt Instrument") with a fixed principal amount unconditionally payable on the Maturity Date equal to the issue price of the STRYPES and bearing interest at the stated interest rate on the STRYPES and (ii) a forward purchase contract (the "Forward Contract") pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to purchase on the Maturity Date the CIBER Common Stock which the Company is obligated to deliver at that time (subject to the Company's right to deliver cash in lieu of CIBER Common Stock). The Indenture also requires that upon the acquisition of a STRYPES and upon a holder's sale or other disposition of a STRYPES prior to the Maturity Date, the amount paid or realized by the holder be allocated by the holder between the Debt Instrument and the Forward Contract based upon their relative fair market values (as determined on the date of acquisition or disposition). For these purposes, with respect to acquisitions of STRYPES in connection with the original issuance thereof, the Company and each holder agrees, pursuant to the
terms of the Indenture, to allocate $         of the entire initial purchase
price of a STRYPES (I.E., the issue price of a STRYPES) to the Debt Instrument
and to allocate the remaining $         of the entire initial purchase price of
a STRYPES to the Forward Contract. As previously mentioned, the appropriate character and timing of income, gain or loss to be recognized on a STRYPES is uncertain and investors should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the STRYPES arising under the laws of any other taxing jurisdiction. The tax consequences of investing in the STRYPES are described in greater detail under "Certain United States Federal Income Tax Considerations."

HOLDING COMPANY STRUCTURE

    Since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the holders of the STRYPES), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and under rules of certain securities exchanges and other regulatory bodies.

                                  CIBER, INC.

    CIBER is a nationwide provider of information technology consulting, including application software staff supplementation, management consulting solutions for "business/IT" problems, package software implementation services, system life-cycle project responsibility, millennium date change conversion services and networking procurement and engineering services. CIBER's revenues are generated from two areas, the CIBER Information Services ("CIS") Division and CIBER's Solutions Consulting Group ("CIBER Solutions"). The CIS Division provides application software development and maintenance services and, through its CIBR2000 Division, millennium date change solutions. CIBER Solutions provides services through CIBER's wholly-owned subsidiaries Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides information technology consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and system integration services. BIT specializes in the implementation and integration of human resource and financial software application products, plus workflow automation and manufacturing/distribution software systems, primarily for client/server networks. A substantial portion of BIT's revenues is derived from assisting clients implementing PeopleSoft, Inc. software. CNSI provides a wide range of local-area and wide-area network solutions, from design and procurement to installation and maintenance, with services including Internet and intranet connectivity.

    CIBER is subject to the informational requirements of the Exchange Act. Accordingly, CIBER files reports, proxy and information statements and other information with the Commission. Copies of such material can be inspected and copied at the public reference facilities maintained by the Commission at the addresses specified under "Available Information" in the CIBER Prospectus. Reports, proxy and information statements and other information concerning CIBER may also be inspected at the offices of the NYSE. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including CIBER, that file electronically with the Commission.

    THE COMPANY IS NOT AFFILIATED WITH CIBER, AND CIBER HAS NO OBLIGATIONS WITH RESPECT TO THE STRYPES. THIS PROSPECTUS SUPPLEMENT AND THE ML&CO. PROSPECTUS RELATE ONLY TO THE STRYPES OFFERED HEREBY AND DO NOT RELATE TO THE CIBER COMMON STOCK. CIBER HAS FILED A REGISTRATION STATEMENT ON FORM S-3 WITH THE COMMISSION WITH RESPECT TO THE SHARES OF CIBER COMMON STOCK THAT MAY BE RECEIVED BY A HOLDER OF STRYPES ON THE MATURITY DATE. THE PROSPECTUS OF CIBER CONSTITUTING A PART OF SUCH REGISTRATION STATEMENT INCLUDES INFORMATION RELATING TO CIBER AND THE CIBER COMMON STOCK, AS WELL AS A DISCUSSION OF CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN CIBER COMMON STOCK. THE CIBER PROSPECTUS IS BEING ATTACHED HERETO AND DELIVERED TO PROSPECTIVE PURCHASERS OF STRYPES TOGETHER WITH THIS PROSPECTUS SUPPLEMENT AND THE ML&CO. PROSPECTUS FOR CONVENIENCE OF REFERENCE ONLY. THE CIBER PROSPECTUS DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT OR THE ML&CO. PROSPECTUS, NOR IS IT INCORPORATED BY REFERENCE HEREIN OR THEREIN.

                       PRICE RANGE OF CIBER COMMON STOCK

    The CIBER Common Stock has been listed on the NYSE under the symbol "CBR" since June 19, 1997 and was, prior to that date, traded on the NASDAQ National Market ("NASDAQ"). The table below sets forth the high and low sales prices per share of the CIBER Common Stock on NASDAQ or the NYSE, as applicable, for the periods indicated.

                                               HIGH        LOW
                                              -------    -------

FISCAL YEAR 1996
First Quarter................................  12 1/2      8 3/8
Second Quarter...............................  17 1/8      9
Third Quarter................................  16 7/8      9 5/8
Fourth Quarter...............................  25         14 7/8

FISCAL YEAR 1997
First Quarter................................  39         13 1/4
Second Quarter...............................  41 3/4     29 1/4
Third Quarter................................  34 1/4     22
Fourth Quarter...............................  44 7/8     22

FISCAL YEAR 1998
First Quarter................................  48 1/2     33 1/8
Second Quarter...............................  58         39 1/2
Third Quarter (through January 13, 1998).....  58        46 13/16

    The last reported sale price of the CIBER Common Stock on the NYSE on January 13, 1998 was $50 5/16 per share. CIBER has estimated that, as of December 31, 1997, it had approximately 7,700 beneficial stockholders.

                             CIBER DIVIDEND POLICY

    CIBER has never declared or paid any cash dividends on the CIBER Common Stock. CIBER has stated that it currently intends to retain future earnings for use in the operation and expansion of its business and therefore does not anticipate paying cash dividends in the foreseeable future.

    Holders of STRYPES will not be entitled to receive any future dividends on the CIBER Common Stock unless and until such time, if any, as the Company shall have delivered CIBER Common Stock upon payment and discharge of the STRYPES on the Maturity Date, and unless the applicable record date for determining stockholders entitled to receive such dividends occurs after such delivery. See "Risk Factors-- No Stockholder's Rights."

                          SUPPLEMENTAL USE OF PROCEEDS

    The net proceeds to the Company from the sale of STRYPES are expected to be
$         , which will be used to purchase an obligation of the ML&Co.
Subsidiary. The ML&Co. Subsidiary will use $         of the consideration that
it receives from the Company to pay to the Contracting Stockholder the consideration due under the Forward Purchase Contract and will use the remainder of such consideration for general corporate purposes.

                    SUPPLEMENTAL DESCRIPTION OF THE STRYPES

    The STRYPES are a series of Senior Debt Securities to be issued under an indenture, dated as of April 1, 1983 and restated as of April 1, 1987, as
amended and supplemented as of            , 1998 (the indenture dated as of
April 1, 1983 and restated as of April 1, 1987, as amended and supplemented from time to time, the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). Certain provisions of the Indenture are summarized in the ML&Co. Prospectus. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the ML&Co. Prospectus are a part. All capitalized terms not otherwise defined herein have the meanings specified in the Indenture. Whenever defined terms of the Indenture are referred to herein, such defined terms are incorporated by reference herein.

GENERAL

    The aggregate number of STRYPES to be issued under the Indenture will be limited to 1,750,000, plus such additional number of STRYPES as may be issued pursuant to the over-allotment option granted by the Company to the Underwriter. See "Underwriting." No fractional STRYPES will be issued.

    Each STRYPES, which will be issued at a price of $         , will bear
interest at the rate of    % of the issue price per annum (or $   per annum)
from            , 1998, or from the most recent Interest Payment Date to which interest has been paid or provided for, until the Maturity Date or such earlier date on which the issue price of such STRYPES is repaid pursuant to the terms thereof. Interest on the STRYPES will be payable in cash quarterly in arrears on
      ,       ,       and       , beginning       , 1998, and on the Maturity
Date (each, an "Interest Payment Date"), to the persons in whose names the STRYPES are registered at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date. Interest on the STRYPES will be computed on the basis of a 360-day year of twelve 30-day months. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment.

    The STRYPES will mature on       , 2001. On the Maturity Date, the Company
will pay and discharge each STRYPES by delivering to the holder thereof a number of shares (such number of shares being hereinafter referred to as the "Payment Rate") of CIBER Common Stock (subject to the Company's right to deliver, with respect to all, but not less than all, shares of CIBER Common Stock deliverable on the Maturity Date, cash with an equal value) determined in accordance with the following Payment Rate Formula, subject to adjustment as a result of certain dilution events: (a) if the Maturity Price (as defined below) per share of CIBER Common Stock is greater than or equal to the Threshold Appreciation Price, shares of CIBER Common Stock per STRYPES, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Appreciation Cap, a fractional share of CIBER Common Stock per STRYPES so that the value thereof (determined based on the Maturity Price) is equal to the Initial Appreciation Cap, (c) if the Maturity Price is less than or equal to the Initial Appreciation Cap and is greater than or equal to the Initial Price, one share of CIBER Common Stock per STRYPES, (d) if the Maturity Price is less than the Initial Price but is greater than or equal to the Downside Protection Threshold Price, a number of shares of CIBER Common Stock per STRYPES so that the value thereof (determined based on the Maturity Price) equals the Initial Price and (e) if the Maturity Price is less than the Downside Protection
Threshold Price,      shares of CIBER Common Stock per STRYPES . THE MATURITY
PRICE WILL REPRESENT A DETERMINATION OF THE VALUE OF A SHARE OF CIBER COMMON STOCK IMMEDIATELY PRIOR TO THE MATURITY DATE. THERE CAN BE NO ASSURANCE THAT THE AMOUNT RECEIVABLE BY HOLDERS OF THE STRYPES ON THE MATURITY DATE WILL BE EQUAL TO OR GREATER THAN THE ISSUE PRICE OF THE STRYPES. IF THE MATURITY PRICE OF THE CIBER COMMON STOCK IS LESS THAN THE DOWNSIDE PROTECTION THRESHOLD PRICE, SUCH AMOUNT RECEIVABLE ON THE MATURITY DATE WILL BE LESS THAN THE ISSUE PRICE PAID FOR THE STRYPES, IN WHICH CASE AN INVESTMENT IN STRYPES WILL RESULT IN A LOSS. The numbers of shares of CIBER Common Stock per

STRYPES specified in clauses (a), (c) or (e) of the Payment Rate Formula are hereinafter referred to as the "Share Components."

    Notwithstanding the foregoing, the Company may, in lieu of delivering shares of CIBER Common Stock, deliver cash in an amount equal to the value of such number of shares of CIBER Common Stock at the Maturity Price, subject to the Company's agreement contained in the Forward Purchase Contract to deliver on the Maturity Date the form of consideration that the ML&Co. Subsidiary receives from the Contracting Stockholder. Such right, if exercised by the Company, must be exercised with respect to all shares of CIBER Common Stock otherwise deliverable on the Maturity Date in payment of all Outstanding STRYPES. On or prior to the sixth Business Day prior to the Maturity Date, the Company will notify the Securities Depository and the Trustee and publish a notice in THE WALL STREET JOURNAL or another daily newspaper of national circulation stating whether the STRYPES will be paid and discharged with shares of CIBER Common Stock or cash. At the time such notice is published, the Maturity Price will not have been determined. If the Company delivers shares of CIBER Common Stock, holders of the STRYPES will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such stock.

    The "Maturity Price" means the average Closing Price per share of CIBER Common Stock on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Maturity Date. The "Closing Price" of any security on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of such security on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or, if such security is not so listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. In the event that the Payment Rate Formula is adjusted as described under "--Dilution Adjustments" below, each of the Closing Prices used in determining the Maturity Price will be similarly adjusted to derive, for purposes of determining which clause of the Payment Rate Formula will apply on the Maturity Date, a Maturity Price stated on a basis comparable to the Downside Protection Threshold Price, the Initial Price, the Initial Appreciation Cap and the Threshold Appreciation Price. A "Trading Day" means a day on which the security the Closing Price of which is being determined
(A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and
(B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. The term "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

HYPOTHETICAL PAYMENTS AT MATURITY

    For illustrative purposes only, the following table shows the number of shares of CIBER Common Stock or the amount of cash that a holder of STRYPES would receive for each STRYPES at various hypothetical Maturity Prices. The table assumes a Downside Protection Threshold Price of $47.7969, an Initial Price of $50.3125 (the last reported sale price of the CIBER Common Stock on the NYSE on January 13, 1998), an Initial Appreciation Cap of $65.4063 and a Threshold Appreciation Price of $85.0281. In addition, the table assumes that there will be no dilution adjustments to the Payment Rate Formula as described below.

           MATURITY PRICE                          NUMBER OF
              OF CIBER                          SHARES OF CIBER                       AMOUNT OF CASH*
            COMMON STOCK                         COMMON STOCK*                               -
------------------------------------  ------------------------------------
              $35.3125                               1.0526                               $37.1711
               45.3125                               1.0526                               47.6959
               47.7969                               1.0526                               50.3125
               48.3125                               1.0414                               50.3125
               50.3125                               1.0000                               50.3125
               55.3125                               1.0000                               55.3125
               60.3125                               1.0000                               60.3125
               65.4063                               1.0000                               65.4063
               70.3125                               0.9302                               65.4063
               75.3125                               0.8685                               65.4063
               80.3125                               0.8144                               65.4063
               85.0281                               0.7692                               65.4063
               90.3125                               0.7692                               69.4684
               95.3125                               0.7692                               73.3144

------------------------

* The preceding table does not take into account interest payable on the STRYPES.

    Based on the same assumptions, the following graph illustrates, at various hypothetical Maturity Prices, the value of the number (or fractional number) of shares of CIBER Common Stock that a holder would receive for each STRYPES relative to the value of a share of CIBER Common Stock.

    [The graph sets forth, at various hypothetical Maturity Prices, the value of the number (or fractional number) of shares of CIBER Common Stock that a holder would receive for each STRYPES relative to the value of a share of CIBER Common Stock, with the horizontal axis specifying the Maturity Price of CIBER Common Stock in a range from $20 to $90 and the vertical axis specifying the Maturity Value of the STRYPES in a range from $20 to $90.]

------------------------

* The preceding graph does not take into account interest payable on the STRYPES.

    The hypothetical Maturity Prices set forth in the table and graph above are for purposes of illustration only. There can be no assurance that the actual Maturity Price will be within the range of hypothetical Maturity Prices shown. The actual number of shares of CIBER Common Stock or the amount of cash that a holder of STRYPES will receive for each STRYPES on the Maturity Date will depend upon the actual Maturity Price, determined as described herein, and upon the actual Downside Protection Threshold Price, Initial Price, Initial Appreciation Cap and Threshold Appreciation Price. The actual Downside Protection Threshold Price, Initial Price, Initial Appreciation Cap and Threshold Appreciation Price will be determined when the issue price of the STRYPES is determined.

DILUTION ADJUSTMENTS

    The Payment Rate Formula is subject to adjustment if CIBER shall: (i) pay a stock dividend or make a distribution with respect to CIBER Common Stock in shares of such stock; (ii) subdivide or split the outstanding shares of CIBER Common Stock into a greater number of shares; (iii) combine the outstanding shares of CIBER Common Stock into a smaller number of shares; (iv) issue by reclassification of shares of CIBER Common Stock any shares of common stock of CIBER; (v) issue rights or warrants to all holders of CIBER Common Stock entitling them to subscribe for or purchase shares of CIBER Common Stock at a price per share less than the then current market price of the CIBER Common Stock (other than rights to purchase CIBER Common Stock pursuant to a plan for the reinvestment of dividends or interest); or (vi) pay a dividend or make a distribution to all holders of CIBER Common Stock of evidences of its indebtedness or other assets (excluding any stock dividends or distributions referred to in clause (i) above or any cash dividends other than any Extraordinary Cash Dividend (as defined below)) or issue to all holders of CIBER Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (v) above).

    In the case of the events referred to in clauses (i), (ii), (iii) and (iv) above, the Payment Rate Formula shall be adjusted so that each holder of any STRYPES shall thereafter be entitled to receive, upon payment and discharge of such STRYPES, the number of shares of CIBER Common Stock (or, in the case of a reclassification referred to in clause (iv) above, the number of shares of other common stock of the Company issued pursuant thereto) which such holder would have owned or been entitled to receive immediately following any such event had such STRYPES been paid and discharged immediately prior to such event or any record date with respect thereto.

    In the case of the event referred to in clause (v) above, the Payment Rate Formula shall be adjusted by multiplying each of the Share Components in the Payment Rate Formula in effect immediately prior to the date of issuance of the rights or warrants referred to in clause (v) above by a fraction, the numerator of which shall be the number of shares of CIBER Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of CIBER Common Stock offered for subscription or purchase pursuant to such rights or warrants, and the denominator of which shall be the number of shares of CIBER Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of CIBER Common Stock which the aggregate offering price of the total number of shares of CIBER Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the current market price (determined as the average Closing Price per share of CIBER Common Stock on the 20 Trading Days immediately prior to the date such rights or warrants are issued, subject to certain adjustments), which shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such current market price. To the extent that shares of CIBER Common Stock are not delivered after the expiration of such rights or warrants, or if such rights or warrants are not issued, the Payment Rate Formula shall be readjusted to the Payment Rate Formula which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of CIBER Common Stock actually delivered.

    In the case of the event referred to in clause (vi) above, the Payment Rate Formula shall be adjusted by multiplying each of the Share Components in the Payment Rate Formula in effect on the record date referred to below by a fraction, the numerator of which shall be the market price per share of the CIBER Common Stock on the record date for the determination of stockholders entitled to receive the dividend or distribution or the rights or warrants referred to in clause (vi) above (such market price being determined as the average Closing Price per share of CIBER Common Stock on the 20 Trading Days immediately prior to such record date, subject to certain adjustments), and the denominator of which shall be such market price per share of CIBER Common Stock less the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive, and described in a resolution adopted with respect thereto) as of such record date of the portion of the assets or evidences of indebtedness to be distributed or of such subscription rights or warrants applicable to one share of CIBER Common Stock.

    An "Extraordinary Cash Dividend" means, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends on the CIBER Common Stock occurring in such 12-month period (excluding any such dividends occurring in such period for which a prior adjustment to the Payment Rate Formula was previously made) exceeds on a per share basis 10% of the average of the Closing Prices per share of the CIBER Common Stock over such 12-month period. All adjustments to the Payment Rate Formula will be calculated to the nearest 1/10,000th of a share of CIBER Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the Payment Rate Formula shall be required unless such adjustment would require an increase or decrease of at least one percent therein; PROVIDED, HOWEVER, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If an adjustment is made to the Payment Rate Formula as described above, an adjustment will also be made to the Maturity Price solely to determine which clause of the Payment Rate Formula will apply on the Maturity Date. The required adjustment to the Maturity Price will be made by multiplying each of the Closing Prices used in determining the Maturity Price by a fraction, the numerator of which shall be the Share Component in clause (c) of the Payment Rate Formula immediately after such adjustment described above, and the denominator of which shall be the Share Component in clause (c) of the Payment Rate Formula immediately before such adjustment described above. Each such adjustment to the Payment Rate Formula shall be made successively.

    In the event of (A) any consolidation or merger of CIBER, or any surviving entity or subsequent surviving entity of CIBER (a "CIBER Successor"), with or into another entity (other than a consolidation or merger in which CIBER is the continuing corporation and in which the CIBER Common Stock outstanding immediately prior to the consolidation or merger is not exchanged for cash, securities or other property of CIBER or another corporation), (B) any sale, transfer, lease or conveyance to another entity of the property of CIBER or any CIBER Successor as an entirety or substantially as an entirety, (C) any statutory exchange of securities of CIBER or any CIBER Successor with another entity (other than in connection with a merger or acquisition) or (D) any liquidation, dissolution, winding up or bankruptcy of CIBER or any CIBER Successor (any such event described in clause (A), (B), (C) or (D), a "Reorganization Event"), the Payment Rate Formula used to determine the amount payable on the Maturity Date for each STRYPES will be adjusted to provide that each holder of STRYPES will receive on the Maturity Date for each STRYPES cash in an amount equal to (a) if the Transaction Value (as defined below) is greater
than or equal to the Threshold Appreciation Price,      multiplied by the
Transaction Value, (b) if the Transaction Value is less than the Threshold Appreciation Price but greater than the Initial Appreciation Cap, the Initial Appreciation Cap, (c) if the Transaction Value is less than or equal to the Initial Appreciation Cap and is greater than or equal to the Initial Price, the Transaction Value, (d) if the Transaction Value is less than the Initial Price but is greater than or equal to the Downside Protection Threshold Price, the Initial Price and (e) if the Maturity Price is less than the Downside Protection
Threshold Price,     multiplied by the Transaction Value. "Transaction Value"
means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of CIBER Common Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, an amount equal to the market value on the third Business Day preceding the Maturity Date of such property received per share of CIBER Common Stock as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company and (iii) for any securities received in any such Reorganization Event, an amount equal to the average Closing Price per unit of such securities on the 20 Trading Days immediately prior to, but not including, the second Trading Day preceding the Maturity Date multiplied by the number of such securities received for each share of CIBER Common Stock. Notwithstanding the foregoing, if any Marketable Securities (as defined below) are received by holders of CIBER Common Stock in such Reorganization Event, then in lieu of delivering cash as provided above, the Company may at its option deliver a proportional amount of such Marketable Securities. If the Company elects to deliver Marketable Securities, holders of the STRYPES will be responsible for the payment of any and all brokerage and other transactional costs upon the sale of such securities. "Marketable Securities" means any securities listed on a U.S. national securities exchange or reported by NASDAQ. The kind and amount of securities with which the STRYPES shall be paid and discharged after consummation of such transaction shall be subject to adjustment as described above following the date of consummation of such transaction.

    No adjustments will be made for certain other events, such as offerings of CIBER Common Stock by CIBER for cash or in connection with acquisitions. Likewise, no adjustments will be made for any sales of CIBER Common Stock by any principal stockholder of CIBER (including the Contracting Stockholder).

    The Company is required, within ten Business Days following the occurrence of an event that requires an adjustment to the Payment Rate Formula (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), to provide written notice to the Trustee and to the holders of the STRYPES of the occurrence of such event and a statement in reasonable detail setting forth the adjusted Payment Rate Formula and the method by which the adjustment to the Payment Rate Formula was determined, provided that, in respect of any adjustment to the Maturity Price, such notice will only disclose the factor by which each of the Closing Prices used in determining the Maturity Price is to be multiplied in order to determine the Payment Rate on the Maturity Date. Until the Maturity Date, the Payment Rate itself cannot be determined.

FRACTIONAL SHARES

    No fractional shares of CIBER Common Stock will be delivered if the Company pays and discharges the STRYPES by delivering shares of CIBER Common Stock. In lieu of any fractional share otherwise deliverable in respect of all STRYPES of any holder on the Maturity Date, such holder shall be entitled to receive an amount in cash equal to the value of such fractional share at the Maturity Price.

NO REDEMPTION, SINKING FUND OR PAYMENT PRIOR TO MATURITY

    The STRYPES are not subject to redemption prior to the Maturity Date at the option of the Company and do not contain sinking fund or other mandatory redemption provisions. The STRYPES are not subject to payment prior to the Maturity Date at the option of the holder.

RANKING

    The STRYPES will be unsecured obligations and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company. At September 26, 1997, the Company had long-term borrowings outstanding of $39,998 million. In addition, at September 26, 1997, there were $2,333 million of bank loans and $34,777 million of commercial paper outstanding.

    The Company had no secured debt at September 26, 1997. At such date, collateralized financing transactions of the Company's subsidiaries consisted of $7,905 million of cash deposits for securities loaned and $74,872 million of securities sold under agreements to repurchase.

    There are no contractual restrictions on the ability of the Company or its subsidiaries to incur additional secured or unsecured debt. However, borrowings by certain subsidiaries, including MLPF&S, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies. See "Description of the STRYPES--Ranking" in the ML&Co. Prospectus.

LISTING

    Application has been made to list the STRYPES on the NYSE.

             CERTAIN ARRANGEMENTS WITH THE CONTRACTING STOCKHOLDER

    Pursuant to the Forward Purchase Contract, the Contracting Stockholder is obligated to deliver to the ML&Co. Subsidiary on the Business Day immediately preceding the Maturity Date a number of shares of CIBER Common Stock equal to the number required by the Company to pay and discharge all of the STRYPES (including any STRYPES issued pursuant to the over-allotment option granted by the Company to the Underwriter). In lieu of delivering shares of CIBER Common Stock on the Business Day immediately preceding the Maturity Date, the Contracting Stockholder has the right to satisfy his obligation under the Forward Purchase Contract by delivering at such time cash in an amount equal to the value of such number of shares of CIBER Common Stock at the Maturity Price. Such right, if exercised by the Contracting Stockholder, must be exercised with respect to all shares of CIBER Common Stock then deliverable pursuant to the Forward Purchase Contract. Under the Forward Purchase Contract, the Company has agreed to pay and discharge the STRYPES by delivering to the holders thereof on the Maturity Date the form of consideration that the ML&Co. Subsidiary receives from the Contracting Stockholder.

    The consideration to be paid by the ML&Co. Subsidiary under the Forward
Purchase Contract is $         in the aggregate, and is payable to the
Contracting Stockholder on or about            , 1998. No other consideration is
payable by the ML&Co. Subsidiary to the Contracting Stockholder in connection with its acquisition of the CIBER Common Stock or the performance of the Forward Purchase Contract by the Contracting Stockholder. The Company has agreed with the Contracting Stockholder that, without the prior consent of the Contracting Stockholder, it will not amend, modify or supplement the Indenture or the STRYPES in any respect that would adversely affect any obligation of the Contracting Stockholder under the Forward Purchase Contract, including, without limitation, increasing the consideration that the Contracting Stockholder is obligated to deliver pursuant to the Forward Purchase Contract.

    Until such time, if any, as the Contracting Stockholder shall have delivered shares of CIBER Common Stock to the ML&Co. Subsidiary pursuant to the terms of the Forward Purchase Contract, the Contracting Stockholder will retain all ownership rights with respect to the CIBER Common Stock held by him (including, without limitation, voting rights and rights to receive any dividends or other distributions in respect thereof).

    The Contracting Stockholder has no duties or obligations with respect to the STRYPES or amounts to be paid to holders thereof, including any duty or obligation to take the needs of the Company or holders of the STRYPES into consideration in determining whether to deliver shares of CIBER Common Stock or cash or for any other reason. The Forward Purchase Contract among the Company, the ML&Co. Subsidiary, The Bank of New York, as agent for and on behalf of the ML&Co. Subsidiary, and the Contracting Stockholder is a commercial transaction and does not create any rights in, or for the benefit of, any third party, including any holder of STRYPES.

    To the extent that the Contracting Stockholder does not perform under the Forward Purchase Contract, the Company will be required to otherwise acquire shares of CIBER Common Stock for delivery to holders of the STRYPES on the Maturity Date, unless, in the case of shares deliverable on the Maturity Date, it elects to exercise its option to deliver cash with an equal value.

    For more information regarding the relationship between the Contracting Stockholder and CIBER and the CIBER Common Stock that may be delivered to holders of STRYPES on the Maturity Date, see the CIBER Prospectus which accompanies this Prospectus Supplement and the ML&Co. Prospectus.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    Set forth in full below is the opinion of Brown & Wood LLP, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the STRYPES. Such opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with STRYPES held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding STRYPES in a tax-deferred or tax-advantaged account, or persons holding STRYPES as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders of STRYPES other than original purchasers thereof (except where otherwise specifically noted herein). The following discussion also does not address the tax consequences of investing in the STRYPES arising under the laws of any state, local or foreign jurisdiction. Persons considering the purchase of the STRYPES should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the STRYPES arising under the laws of any other jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a STRYPES that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a STRYPES is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a STRYPES that is not a U.S. Holder.

GENERAL

    There are no statutory provisions, regulations (except possibly the Treasury Regulations described below), published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the STRYPES or securities with terms substantially the same as the STRYPES. Accordingly, the proper United States Federal income tax characterization and treatment of the STRYPES is uncertain. Pursuant to the terms of the Indenture, the Company and any holder of a STRYPES agree to treat each STRYPES as a unit (a "Unit") consisting of (i) a debt instrument (the "Debt Instrument") with a fixed principal amount unconditionally payable on the Maturity Date equal to the issue price of the STRYPES and bearing interest at the stated interest rate on the STRYPES and (ii) a forward purchase contract (the "Forward Contract") pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to purchase on the Maturity Date the CIBER Common Stock which the Company is obligated to deliver at that time (subject to the Company's right to deliver cash in lieu of CIBER Common Stock). Therefore, the Company currently intends to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization and treatment of the STRYPES for United States Federal income tax purposes. In the opinion of Brown & Wood LLP, counsel to the Company, such characterization and tax treatment of the STRYPES, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the IRS, will not result in the imposition of penalties.

    Prospective investors in the STRYPES should be aware, however, that no ruling is being requested from the IRS with respect to the STRYPES, the IRS is not bound by the characterization of each STRYPES by the Company and the holders thereof as a Unit consisting of the Debt Instrument and the Forward Contract, and the IRS could possibly assert a different position as to the proper United States Federal income tax characterization and treatment of the STRYPES. For instance, it is possible that the IRS could assert that each STRYPES should be treated entirely as a single debt instrument of the Company for United States Federal income tax purposes. Except where otherwise specifically provided herein, the following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the STRYPES is based upon the assumption that each STRYPES will be characterized and treated as a Unit consisting of the Debt Instrument and the Forward Contract for United States Federal income tax purposes. As discussed in greater detail herein, if the STRYPES are not in fact ultimately characterized and treated as a Unit consisting of the Debt Instrument and the Forward Contract for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the STRYPES could significantly differ from the treatment discussed immediately below with the result that the timing and character of income, gain or loss recognized on a STRYPES could significantly differ from the timing and character of income, gain or loss recognized on a STRYPES had each STRYPES in fact been characterized and treated as a Unit consisting of the Debt Instrument and the Forward Contract for United States Federal income tax purposes.

U.S. HOLDERS

    As previously discussed, pursuant to the terms of the Indenture, the Company and any holder of a STRYPES agree to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract. Consistent with this treatment of the STRYPES, pursuant to the terms of the Indenture, a U.S. Holder of a STRYPES will be required to include currently in income payments denominated as interest that are made with respect to a STRYPES in accordance with such U.S. Holder's regular method of tax accounting. Furthermore, pursuant to the agreement contained in the Indenture to treat each STRYPES for tax purposes as a Unit consisting of the Debt Instrument and the Forward Contract, any holder of a STRYPES agrees to allocate the purchase price paid by such holder to acquire the STRYPES between the two components of the Unit (I.E., the Debt Instrument and the Forward Contract) based upon their relative fair market values (as determined on the purchase date). The portion of the total purchase price so allocated by the holder to each component of the Unit will generally constitute the holder's initial tax basis for each such component of the Unit. Accordingly, in the event that the fair market value of the Debt Instrument (as determined on the purchase date) exceeds the purchase price paid by the holder to acquire the STRYPES, the holder would be deemed to have acquired the Debt Instrument for an amount equal to the fair market value of the Debt Instrument (as determined on the purchase date) and would be deemed to have assumed the Forward Contract component of the STRYPES in exchange for a payment in an amount equal to the excess of the fair market value of the Debt Instrument (as determined on the purchase date) over the purchase price paid by the holder to acquire the STRYPES. In such event, such deemed payment received by the holder in respect of the Forward Contract should only be taken in account by the holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the STRYPES by the holder or the Maturity Date (which would either reduce the holder's tax basis in any CIBER Common Stock received thereby or, if the STRYPES are paid entirely in cash on the Maturity Date or are sold prior to the Maturity Date, increase the amount of gain or decrease the amount of loss realized with respect to the Forward Contract). Pursuant to the terms of the Indenture, with respect to acquisitions of STRYPES in connection with the original issuance thereof, the Company and the holders
agree to allocate $         of the entire initial purchase price of a STRYPES
(i.e., the issue price of a STRYPES) to the Debt Instrument component and to allocate the remaining portion of the entire initial purchase price of a STRYPES to the Forward Contract component. Based upon the foregoing, pursuant to the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, a holder who acquires a STRYPES in connection with the original issuance thereof, will have agreed to treat such acquisition of the STRYPES by the holder as a purchase of
the Debt Instrument by the holder for $         and the making of an initial
payment by the holder with respect to the Forward Contract of $         .

    Under general principles of current United States Federal income tax law, payments of interest on a debt instrument (E.G., the Debt Instrument) generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). In addition, a debt instrument will be treated as having been issued with original issue discount for United States Federal income tax purposes to the extent that the stated redemption price at maturity of the debt instrument (generally the debt instrument's stated principal amount) exceeds the debt instrument's issue price, if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the debt instrument's stated redemption price at maturity multiplied by the number of complete years to maturity from its issue date). Pursuant to the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, each such Debt Instrument component will be treated for these purposes
as having an issue price equal to $         . Since the stated redemption price
at maturity of each such Debt Instrument component (I.E., $         ) does not
exceed its issue price (I.E., $         ) by an amount that is equal to or
greater than $         (I.E., the applicable DE MINIMIS amount), the Debt
Instrument component of each Unit will not be treated as having been issued with any original issue discount.

    Under the foregoing principles and in accordance with the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, the quarterly interest payments payable with respect to the STRYPES at the stated interest rate of % of the issue price of the STRYPES per annum (the "Interest Payments") generally will be taxable to a U.S. Holder as ordinary interest income on the respective dates that such Interest Payments are accrued or are received (in accordance with the U.S.Holder's regular method of tax accounting). On the Maturity Date, pursuant to the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, a U.S. Holder will recognize capital gain or loss with respect to the Debt Instrument in an amount equal to the difference, if any, between the principal amount of the Debt Instrument (I.E., the issue price of the STRYPES) and such U.S. Holder's adjusted tax basis (as defined below) in the Debt Instrument. A U.S. Holder's adjusted tax basis in the Debt Instrument generally will equal such U.S. Holder's initial investment in the Debt Instrument. Such capital gain or loss will generally be long-term capital gain or loss if the STRYPES has been held by the U.S. Holder for more than one year as of the Maturity Date. In addition, pursuant to the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, on the Maturity Date, if the Company delivers CIBER Common Stock upon payment of the STRYPES, a U.S. Holder will generally not realize any taxable gain or loss on the exchange, pursuant to the Forward Contract, of the principal amount of the Debt Instrument for the CIBER Common Stock. However, a U.S. Holder will generally be required to recognize taxable gain or loss with respect to any cash received in lieu of fractional shares of CIBER Common Stock. The amount of such gain or loss recognized by a U.S. Holder will be equal to the difference, if any, between the amount of cash received by the U.S. Holder and the portion of the sum of (or the difference between) the principal amount of the Debt Instrument and the U.S. Holder's tax basis in the Forward Contract (or the amount deemed to have been realized by the U.S. Holder in respect of the Forward Contract) that is allocable to such fractional shares. Any such taxable gain or loss attributable to cash received in lieu of fractional shares will be treated as short-term capital gain or loss. A U.S. Holder will have an initial tax basis in any CIBER Common Stock received on the Maturity Date in an amount equal to the sum of (or the difference between) the principal amount of the Debt Instrument and the U.S. Holder's tax basis in the Forward Contract (or the amount deemed to have been realized by the U.S. Holder in respect of the Forward Contract) less the portion of such sum (or difference) that is allocable to any fractional shares (as described above) and will realize taxable gain or loss with respect to such CIBER Common Stock received on the Maturity Date only upon the subsequent sale or disposition by the U.S. Holder of such CIBER Common Stock. In addition, a U.S. Holder's holding period for any CIBER Common Stock received by such U.S. Holder on the Maturity Date will begin on the day immediately following the Maturity Date and will not include the period during which the U.S. Holder held such STRYPES.

    Alternatively, pursuant to the agreement to treat the STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, if the Company pays the STRYPES entirely in cash on the Maturity Date, a U.S. Holder will recognize taxable gain or loss on the Maturity Date with respect to the Forward Contract (in addition to any gain or loss recognized with respect to the Debt Instrument as described above) in an amount equal to the difference, if any, between the total amount of cash received by such U.S. Holder on the Maturity Date and an amount equal to the sum of (or the difference between) the principal amount of the Debt Instrument and the U.S. Holder's tax basis in the Forward Contract (or the amount deemed to have been realized by the U.S. Holder in respect of the Forward Contract). It is uncertain whether such gain or loss would be treated as capital or ordinary gain or loss. If such gain or loss is properly treated as capital gain or loss, then such gain or loss will be treated as long-term capital gain or loss if the STRYPES has been held by the U.S. Holder for more than one year as of the Maturity Date. If such gain or loss is properly treated as ordinary gain or loss, it is possible that the deductibility of any loss recognized with respect to the Forward Contract by a U.S. Holder who is an individual could be subject to the limitations applicable to miscellaneous itemized deductions provided for under Section 67(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, Section 67(a) of the Code provides that an individual may only deduct miscellaneous itemized deductions for a particular taxable year to the extent that the aggregate amount of the individual's miscellaneous itemized deductions for such taxable year exceed two percent of the individual's adjusted gross income for such taxable year (although, the miscellaneous itemized deductions allowable to high-income individuals are generally subject to further limitations under Section 68 of the
Code). Prospective investors in the STRYPES who are individuals should also be aware that miscellaneous itemized deductions are not allowable in computing the United States alternative minimum tax imposed by Section 55 of the Code. Prospective investors in the STRYPES are urged to consult their own tax advisors concerning the character of any gain or loss realized on the Maturity Date with respect to the Forward Contract in the event that the Company elects to pay the STRYPES in cash on the Maturity Date, as well as the deductibility of any such loss.

    Pursuant to the agreement to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, upon the sale or other disposition of a STRYPES prior to the Maturity Date, a U.S. Holder generally will be required to allocate the total amount realized by such U.S. Holder upon such sale or other disposition (other than amounts representing accrued and unpaid Interest Payments) between the two components of the Unit (I.E., the Debt Instrument and the Forward Contract) based upon their relative fair market values (as determined on the date of disposition). Accordingly, in the event that the fair market value of the Debt Instrument (as determined on the date of disposition) exceeds the actual amount realized by the U.S. Holder upon the sale or other disposition of a STRYPES prior to the Maturity Date, the U.S. Holder would be deemed to have sold the Debt Instrument for an amount equal to the fair market value of the Debt Instrument (as determined on the date of disposition) and would be deemed to have made a payment to the purchaser of the STRYPES in exchange for such purchaser's assumption of the Forward Contract in an amount equal to the excess of the fair market value of the Debt Instrument (as determined on the date of disposition) over the actual amount realized by the U.S. Holder upon such sale or disposition of the STRYPES. A U.S. Holder will generally be required to recognize taxable gain or loss with respect to each such component in an amount equal to the difference, if any, between (or, in some cases, the sum of) the amount realized (or paid) with respect to each such component upon the sale or disposition of the STRYPES (as determined in the manner described above) and the U.S. Holder's adjusted tax basis in each such component (or the amount deemed to have been realized by the U.S. Holder in respect of the Forward Contract). Any such gain or loss will generally be treated as long-term capital gain or loss if the U.S. Holder has held the STRYPES for more than one year at the time of disposition.

    As previously discussed, prospective investors in the STRYPES should be aware that the IRS is not bound by the characterization of the STRYPES by the Company and the holders thereof as a Unit consisting of the Debt Instrument and the Forward Contract, and the IRS could possibly assert a different position as to the proper United States Federal income tax characterization and treatment of the STRYPES. For instance, it is possible that the IRS could assert that each STRYPES should be treated entirely as a single debt instrument of the Company for United States Federal income tax purposes.

    If the STRYPES were ultimately characterized and treated entirely as debt instruments of the Company for United States Federal income tax purposes, then the timing and character of income, gain or loss recognized on a STRYPES would substantially differ from the timing and character of income, gain or loss recognized on a STRYPES had each STRYPES in fact been characterized and treated for United States Federal income tax purposes as a Unit consisting of the Debt Instrument and the Forward Contract. On June 11, 1996, the Treasury Department issued final regulations (the "Treasury Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. The Treasury Regulations apply to debt instruments issued on or after August 13, 1996. If the STRYPES were ultimately characterized and treated entirely as indebtedness of the Company for United States Federal income tax purposes, the STRYPES would constitute contingent payment debt instruments. The Treasury Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a single debt instrument for United States Federal income tax purposes. Since the STRYPES will be issued after the effective date of the Treasury Regulations, the Treasury Regulations would apply to the STRYPES if the STRYPES were characterized and treated entirely as debt instruments of the Company for the United States Federal income tax purposes. In general, the Treasury Regulations would cause the timing and character of income, gain or loss reported on the STRYPES to substantially differ from the timing and character of income, gain or loss reported on the STRYPES had the STRYPES in fact been characterized and treated for United States Federal income tax purposes as a Unit consisting of the Debt Instrument and the Forward Contract. Specifically, the Treasury Regulations generally require a U.S. Holder of a contingent payment debt instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Treasury Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument would be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances).

    In particular, in the event that the Treasury Regulations were applied to the STRYPES, solely for purposes of applying the Treasury Regulations to the STRYPES, the Company would be required to construct a projected payment schedule for the STRYPES based upon the Company's current borrowing cost (determined as of the STRYPES issue date) for comparable debt instruments of the Company. The Company has determined, subject to certain estimates and assumptions, that the projected payment schedule for the STRYPES would consist of payment during the term of the STRYPES of the Interest Payments and payment on the Maturity Date of
an amount (payable in CIBER Common Stock or cash) equal to $         (the
"Estimated Maturity Repayment Amount"). This represents an estimated yield on
the STRYPES equal to approximately    % per annum (compounded quarterly).
However, as described below, the calculation of the Estimated Maturity Repayment
Amount (I.E., $         ) has been made solely for the purposes of applying the
Treasury Regulations (in the event they are applicable to the STRYPES), and such calculation is based upon a number of estimates and assumptions and is not a prediction of the actual amounts, if any, which may be payable to a holder of STRYPES on the Maturity Date. In the event that the Treasury Regulations were applied to the STRYPES, during the term of the STRYPES, a U.S. Holder of a STRYPES would be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the STRYPES that would be deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such STRYPES. The amount of interest that would be deemed to accrue in any accrual period (I.E., generally each three month period during which the STRYPES are outstanding) would equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the

STRYPES adjusted issued price (as defined below) at the beginning of the accrual period. The daily portions of interest would be determined by allocating to each day in the accrual period the ratable portion of the interest that would be deemed to accrue during the accrual period. In general, for these purposes, a STRYPES adjusted issue price would equal the STRYPES issue price (I.E.,
$         ), increased by the interest previously accrued on the STRYPES, and reduced by the Interest Payments made on the STRYPES. On the Maturity Date of a STRYPES, in the event that the actual amount payable on the Maturity Date (the
"Actual Maturity Repayment Amount"), if any, exceeded $         , a U.S. Holder
would be required to include the excess of the Actual Maturity Repayment Amount
over $         in income as ordinary interest on the Maturity Date.
Alternatively, in the event that the Actual Maturity Repayment Amount, if any,
was less than $         , the excess of $         over the Actual Maturity
Repayment Amount (the "Negative Adjustment Amount") would be treated (i) first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the STRYPES for the taxable year in which the Maturity Date occurs to the extent of the amount of such includible interest, and (ii) a U.S. Holder would be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Negative Adjustment Amount that is not treated as an interest offset pursuant to the foregoing rule (but only to the extent such remaining portion does not exceed the amount of all interest previously included in income by the U.S. Holder with respect to the STRYPES). To the extent that the Negative Adjustment Amount exceeded the sum of the amounts described in (i) and (ii) above, a U.S. Holder would treat such excess as a long-term capital loss (assuming that the STRYPES had been held by the U.S. Holder for more than one year). A U.S. Holder's initial tax basis in any CIBER Common Stock received by such U.S. Holder on the Maturity Date generally would equal the fair market value (as determined on the Maturity Date) of the CIBER Common Stock received by such U.S. Holder. Furthermore, a U.S. Holder's holding period for any CIBER Common Stock received by such U.S. Holder on the Maturity Date would begin on the day immediately following the Maturity Date and would not include the period during which the U.S. Holder held the STRYPES.

    Under the Treasury Regulations, upon the sale or exchange of a STRYPES prior to the Maturity Date, a U.S. Holder would be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holders adjusted tax basis in the STRYPES as of the date of disposition. A U.S. Holder's adjusted tax basis in a STRYPES generally would equal such U.S. Holder's initial investment in the STRYPES, increased by any interest previously included in income with respect to the STRYPES by the U.S. Holder, and decreased by any Interest Payments received by the U.S. Holder. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be treated (i) first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the STRYPES for the taxable year in which the sale or exchange occurs to the extent of the amount of such includible interest, and (ii) then as an ordinary loss to the extent of the U.S. Holder's total interest inclusions on the STRYPES in previous taxable years. Any remaining loss in excess of the amounts described in (i) and (ii) above generally would be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the STRYPES). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Treasury Regulations would be treated as original issue discount.

    In the event that the Treasury Regulations were applied to the STRYPES, U.S. Holders purchasing a STRYPES at a price that differs from the adjusted issue price of the STRYPES as of the purchase date (e.g., subsequent purchasers) would be subject to special rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules in the event that the Treasury Regulations were applied to the STRYPES.

    The projected payment schedule (including the Estimated Maturity Repayment Amount and the estimated yield on the STRYPES) has been determined solely for United States Federal income tax purposes (I.E., for purposes of applying the Treasury Regulations to the STRYPES in the event that the

Treasury Regulations were applied to the STRYPES). The calculation of such projected payment schedule (including the Estimated Maturity Repayment Amount and such estimated yield) is based upon a number of assumptions and estimates and is not a prediction of the actual yield on the STRYPES or the actual amount, if any, which may be payable to holders of STRYPES on the Maturity Date.

    Prospective investors in the STRYPES should also be aware that it is possible that the ultimate characterization and treatment of the STRYPES for United States Federal income tax purposes could differ from the possible characterizations and treatments described herein with the result that the ultimate United States Federal income tax treatment of the purchase, ownership and disposition of the STRYPES could significantly differ from any of the treatments described herein.

    Despite the foregoing, as previously discussed, pursuant to the agreement contained in the Indenture to treat each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, the Company, where required, currently intends to file information returns with the IRS treating each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract for United States Federal income tax purposes (as described above), in the absence of any change or clarification in the law, by regulation or otherwise, requiring another characterization and treatment of the STRYPES for United States Federal income tax purposes.

MARKET DISCOUNT AND PREMIUM

    In general, if a U.S. Holder purchases a debt instrument (E.G., the Debt Instrument component of a Unit) for an amount that is less than the principal amount thereof, the amount of the difference will be treated as "market discount," unless such difference is less than a specified DE MINIMIS amount (generally 1/4 of 1% of the debt instrument's stated principal amount multiplied by the number of complete years to maturity from the date the U.S. Holder purchased such debt instrument).

    Under the market discount rules, a U.S. Holder will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a debt instrument as ordinary income to the extent of the lesser of (i) the amount of such realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such debt instrument at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity of the debt instrument, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a debt instrument with market discount until the maturity of the debt instrument or its earlier disposition in a taxable transaction and certain nontaxable transactions, because a current deduction is only allowed to the extent that the interest expense exceeds an allocable portion of the market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest income for United States Federal income tax purposes and a U.S. Holder would increase its tax basis in a debt instrument by the amount of any such currently included market discount. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    In general, if a U.S. Holder purchases a debt instrument for an amount that is greater than the principal amount thereof, such U.S. Holder will be considered to have purchased the debt instrument with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the debt instrument and may offset ordinary interest otherwise required to be included in respect of the debt instrument during any taxable year by the amortized amount of such premium for such year (or, prior years, if such amortized premium for prior years has not yet offset interest) and would reduce its tax basis in the debt instrument by the amount of any such interest offset taken. Such election, if made, would apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which such election applies and to all debt instruments acquired by the U.S. Holder thereafter. Such election would also be irrevocable once made, unless the U.S. Holder making such an election obtains the express written consent of the IRS to revoke such election.

MISCELLANEOUS TAX MATTERS

    Special tax rules may apply to persons holding a STRYPES as part of a "synthetic security" or other integrated investment, or as part of a straddle, hedging transaction or other combination of offsetting positions. For instance,
Section 1258 of the Code may possibly require certain U.S. Holders of the STRYPES who enter into hedging transactions or offsetting positions with respect to the STRYPES to treat all or a portion of any gain realized on the STRYPES as ordinary income in instances where such gain may have otherwise been treated as capital gain. U.S. Holders hedging their positions with respect to the STRYPES or otherwise holding their STRYPES in a manner described above should consult their own tax advisors regarding the applicability of Section 1258 of the Code, or any other provision of the Code, to their investment in the STRYPES.

THE TAXPAYER RELIEF ACT OF 1997

    On August 5, 1997, the Taxpayer Relief Act of 1997 (the "Tax Act") was enacted into law. The Tax Act reduces the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition (and would further reduce the maximum rates on such gains in the year 2001 and thereafter for certain individual taxpayers who meet specified conditions). Prospective investors should consult their own tax advisers concerning these tax law changes.

NON-U.S. HOLDERS

    Based on the treatment of each STRYPES as a Unit consisting of the Debt Instrument and the Forward Contract, in the case of a non-U.S. Holder, payments of interest made with respect to the STRYPES should not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any capital gain realized upon the sale or other disposition of a STRYPES by a non-U.S. Holder will generally not be subject to United States Federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States and such individual does not have a "tax home" (as defined for United States Federal income tax purposes) in the United States.

    As discussed above, alternative characterizations of the STRYPES for United States Federal income tax purposes are possible. Should an alternative characterization of the STRYPES, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the STRYPES to become subject to withholding tax, the Company will withhold tax at the statutory rate. Prospective non-U.S. Holders of the STRYPES should consult their own tax advisors in this regard.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A beneficial owner of a STRYPES may be subject to information reporting and to backup withholding at a rate of 31 percent of certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

    On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1998, subject to certain transitional rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, 1,750,000 STRYPES. Under the terms and conditions of the Purchase Agreement, the Underwriter is committed to take and pay for all of the STRYPES, if any are taken.

    The Underwriter has advised the Company that it proposes initially to offer the STRYPES directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price
less a concession not in excess of $         per STRYPES. The Underwriter may
allow, and such dealers may reallow, a discount not in excess of $         per
STRYPES to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Company has granted the Underwriter an option exercisable for 30 days after the date of this Prospectus Supplement to purchase up to an aggregate of 262,500 additional STRYPES at the public offering price set forth on the cover page of this Prospectus Supplement, less the underwriting discount. The Underwriter may exercise this option only to cover over-allotments, if any, made on the sale of the STRYPES offered hereby.

    CIBER and the directors and executive officers of CIBER have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file or cause to be filed a registration statement under the Securities Act with respect to, any shares of CIBER Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of the Underwriter, except that CIBER may, without such consent, issue shares of CIBER Common Stock or grant options to purchase such shares pursuant to its benefit plans or issue shares of CIBER Common Stock upon exercise of options, or issue up to a specified number of shares of CIBER Common Stock in connection with business combinations. The Contracting Stockholder has agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or cause to be filed a registration statement under the Securities Act with respect to, any shares of CIBER Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of the Underwriter.

    The underwriting of the STRYPES will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

    Application has been made to list the STRYPES on the NYSE.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, relating to this Prospectus Supplement and the ML&Co. Prospectus (including the documents incorporated by reference therein).

    Until the distribution of the STRYPES is completed, rules of the Commission may limit the ability of the Underwriter to bid for and purchase STRYPES. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of the STRYPES or the CIBER Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the STRYPES or the CIBER Common Stock.

    If the Underwriter creates a short position in the STRYPES in connection with the offering, i.e., if it sells more STRYPES than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing STRYPES in the open market. The Underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the STRYPES or the CIBER Common Stock. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                            VALIDITY OF THE STRYPES

    The validity of the STRYPES offered hereby will be passed upon for the Company and for the Underwriter by Brown & Wood LLP, New York, New York.

              SUBJECT TO COMPLETION, ISSUE DATE: JANUARY 14, 1998

PROSPECTUS
Information contained herein is subject to completion pursuant to Rule 424 under the Securities Act of 1933. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission pursuant to Rule 415 under the Securities Act of 1933. A final prospectus supplement and prospectus will be delivered to purchasers of these securities. This prospectus supplement and the prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                     [LOGO]

                           MERRILL LYNCH & CO., INC.
                                  STRYPES-SM-
            PAYABLE WITH SHARES OF COMMON STOCK OR OTHER SECURITIES
                            OF THE UNDERLYING ISSUER
                         (OR CASH WITH AN EQUAL VALUE)
                               ------------------

    Merrill Lynch & Co., Inc. (the "Company") intends to sell from time to time its Structured Yield Product Exchangeable for Stock-SM-, STRYPES-SM-. The STRYPES will be offered to the public in series and on terms determined by market conditions at the time of sale and set forth in the accompanying prospectus supplement (the "Prospectus Supplement"). The STRYPES will be unsecured obligations of the Company ranking PARI PASSU with all of its other unsecured and unsubordinated indebtedness. See "Description of the STRYPES--Ranking".

    On the maturity date of each series of STRYPES (the "Maturity Date"), the Company will pay and discharge such STRYPES by delivering to the holder thereof a number of shares of common stock or other securities (the "Underlying Securities") of the unaffiliated corporation identified in the Prospectus Supplement (the "Underlying Issuer") determined in accordance with a payment rate formula specified in the Prospectus Supplement (subject to the Company's right to deliver cash, or a combination of cash and Underlying Securities, with an equal value). THERE CAN BE NO ASSURANCE THAT THE VALUE OF THE UNDERLYING SECURITIES (OR CASH) PAYABLE TO HOLDERS OF A SERIES OF STRYPES ON THE MATURITY DATE WILL BE EQUAL TO OR GREATER THAN THE ISSUE PRICE OF SUCH STRYPES. IF THE VALUE OF THE UNDERLYING SECURITIES (OR CASH) RECEIVED ON THE MATURITY DATE OF A SERIES OF STRYPES IS LESS THAN THE ISSUE PRICE PAID FOR SUCH STRYPES, AN INVESTMENT IN STRYPES WILL RESULT IN A LOSS. SEE "DESCRIPTION OF THE STRYPES".

    Each series of STRYPES may vary, where applicable, as to aggregate issue price, Maturity Date, Underlying Issuer, Underlying Securities deliverable upon maturity, formula or other method by which the amount of such Underlying Securities will be determined, public offering or purchase price, interest rate or rates, if any, and timing of payments thereof, provision for redemption, currencies of denomination or currencies otherwise applicable thereto and any other variable terms and method of distribution. The accompanying Prospectus Supplement sets forth the specific terms with regard to the series of STRYPES in respect of which this Prospectus is being delivered.

    Reference is made to any accompanying prospectus of the Underlying Issuer covering the Underlying Securities which may be received by holders of a series of STRYPES on the Maturity Date.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The STRYPES may be sold through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"). STRYPES may not be sold without delivery of a Prospectus Supplement describing such issue of STRYPES and the method and terms of offering thereof, and any accompanying prospectus of the Underlying Issuer covering the Underlying Securities which may be received by holders of a series of STRYPES on the Maturity Date.

------------------------

-SM- Service mark of Merrill Lynch & Co., Inc.
                         ------------------------------

               The date of this Prospectus is            , 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 27, 1996, Quarterly Reports on Form 10-Q for the periods ended March 28, 1997, June 27, 1997 and September 26, 1997, and Current Reports on Form 8-K dated January 13, 1997, January 27, 1997, February 25, 1997, March 14, 1997, April 15, 1997,
May 2, 1997, May 30, 1997, June 3, 1997, July 16, 1997, July 30, 1997, August 1,
1997, September 24, 1997, September 29, 1997, October 15, 1997, October 29, 1997, November 20, 1997, November 26, 1997, December 2, 1997, December 16, 1997
and December 23, 1997 filed pursuant to Section 13 of the Exchange Act, are hereby incorporated by reference into this Prospectus.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the STRYPES shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE) OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO LAWRENCE M. EGAN, JR., CORPORATE SECRETARY'S OFFICE, MERRILL LYNCH & CO., INC., 100 CHURCH STREET, 12TH FLOOR, NEW YORK, NEW YORK 10080-6512; TELEPHONE NUMBER (212) 602-8435.

                            ------------------------

THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THE OFFERING OF THE SECURITIES MADE HEREBY, NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                           MERRILL LYNCH & CO., INC.

    Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, insurance, and related services on a global basis. Its principal subsidiary, MLPF&S, one of the largest securities firms in the world, is a leading broker in securities, options contracts, and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; and an underwriter of selected insurance products. Other subsidiaries provide financial services on a global basis similar to those of MLPF&S and are engaged in such other activities as international banking, lending, and providing other investment and financing services. Merrill Lynch International Incorporated, through subsidiaries and affiliates, provides investment, financing, and related services outside the United States and Canada. Merrill Lynch Asset Management, LP and Fund Asset Management, LP together constitute one of the largest mutual fund managers in the world and provide investment advisory services. Merrill Lynch Government Securities Inc. is a primary dealer in obligations issued or guaranteed by the U.S. Government and its agencies. Merrill Lynch Capital Services, Inc., Merrill Lynch Derivative Products AG, and Merrill Lynch International are the Company's primary derivative product dealers and enter into interest rate and currency swaps and other derivative transactions as intermediaries and as principals. The Company's insurance underwriting operations consist of the underwriting of life insurance and annuity products. Banking, trust, and mortgage lending operations conducted through subsidiaries of the Company include issuing certificates of deposit, offering money market deposit accounts, making secured loans, and providing currency exchange facilities and other related services.

    The principal executive office of the Company is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; its telephone number is (212) 449-1000.

                                USE OF PROCEEDS

    The Company intends to use the net proceeds from the sale of the STRYPES for general corporate purposes, unless otherwise specified in the Prospectus Supplement relating to such STRYPES. Such general corporate purposes may include the funding of investments in, or extensions of credit to, its subsidiaries, the funding of assets of the Company and its subsidiaries, the lengthening of the average maturity of the Company's borrowings, and the financing of acquisitions. Pending such applications, the net proceeds will be applied to the reduction of short-term indebtedness or temporarily invested. Management of the Company expects that it will, on a recurrent basis, engage in additional financings as the need arises to finance the growth of the Company, through acquisitions or otherwise, or to lengthen the average maturity of its borrowings. To the extent that STRYPES being purchased for resale by MLPF&S are not resold, the aggregate proceeds to the Company and its subsidiaries would be reduced.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the historical ratios of earnings to fixed charges for the periods indicated:

                                                                                   YEAR ENDED LAST FRIDAY IN DECEMBER
                                                                           --------------------------------------------------
                                                                              1992         1993         1994         1995
                                                                              -----        -----        -----        -----
Ratio of earnings to fixed charges.......................................         1.3          1.4          1.2          1.2


                                                                                           NINE MONTHS
                                                                                              ENDED
                                                                                          SEPTEMBER 26,
                                                                              1996            1997
                                                                              -----     -----------------
Ratio of earnings to fixed charges.......................................         1.2             1.2

    For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

                              RECENT DEVELOPMENTS

    On November 19, 1997, the Company, through ML Invest plc, an indirect, wholly owned subsidiary, offered (the "Offer") to acquire all of the outstanding share capital of Mercury Asset Management Group plc ("MAM") at a price of L17 per share, with an aggregate offer value for the outstanding shares of approximately L3.1 billion (approximately $5.3 billion). On December 22, 1997, the Company announced that its Offer had become unconditional in all respects. As of January 6, 1998, ML Invest plc has received acceptances relating to more than 90 percent of the outstanding shares of MAM. The Offer will remain open for acceptances until further notice. Upon confirmation that requisite thresholds have been attained, the Company will commence the statutory procedure to compulsorily acquire all MAM shares not tendered into the Offer.

                           DESCRIPTION OF THE STRYPES

    Each issue of STRYPES will be a series of Senior Debt Securities to be issued under an indenture (the "1983 Indenture"), dated as of April 1, 1983, as amended and restated, between the Company and The Chase Manhattan Bank, formerly known as Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"), as further amended and supplemented by a supplemental indenture to be entered into by the Company and the Trustee relating to each series of STRYPES (the "Supplemental Indenture") (the 1983 Indenture, as so amended and supplemented by the Supplemental Indenture with respect to each series of STRYPES, the "Indenture"). The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture. All capitalized terms not otherwise defined herein have the meanings specified in the Indenture. Whenever defined terms of the Indenture are referred to herein, such defined terms are incorporated by reference herein.

GENERAL

    The Supplemental Indenture will provide that STRYPES of the related series may be issued from time to time under the Indenture, up to a specified aggregate issue price, upon satisfaction of certain conditions precedent. The Supplemental Indenture will establish the terms of the related series of STRYPES, including:
(1) the issue price per STRYPES; (2) the date on which such STRYPES will mature;
(3) the consideration deliverable or payable with respect to such STRYPES, whether at maturity or upon earlier acceleration, and the formula or other method by which the amount of such consideration will be determined; (4) the rate or rates per annum (which may be fixed or variable) at which such STRYPES will bear interest, if any; (5) the dates on which such interest, if any, will be payable; (6) the provisions for redemption of such STRYPES, if any, the redemption price and any remarketing arrangements relating thereto; (7) the sinking fund requirements, if any, with respect to such STRYPES; (8) whether such STRYPES are denominated or provide for payment in United States dollars or a foreign currency or units of two or more of such foreign currencies; (9) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") in respect of such STRYPES held by a person who is not a U.S. person (as defined in the Prospectus Supplement, as applicable) in respect of specified taxes, assessments or other governmental charges and whether the Company has the option to redeem the affected STRYPES rather than pay such Additional Amounts; (10) the title of the STRYPES and the series of which such STRYPES shall be a part; and (11) the obligation of the Company to pay and discharge such STRYPES at maturity by delivery of Underlying Securities (or, cash, or a combination of cash and Underlying Securities, with an equal value), the formula or other method by which the amount of such Underlying Securities will be determined, and the terms and conditions upon which such payment and discharge shall be effected. Reference is made to the Prospectus Supplement for the terms of the STRYPES being offered thereby.

    Under the Indenture, the Company will have the ability, in addition to the ability to issue STRYPES with terms different from those of STRYPES previously issued, to "reopen" a previous series of STRYPES and issue additional STRYPES of such series.

    Issue price and interest, premium and Additional Amounts, if any, and Underlying Securities will be payable or deliverable in the manner, at the places and subject to the restrictions set forth in the Indenture, the STRYPES and the Prospectus Supplement relating thereto, provided that payment of any interest and any Additional Amounts may be made at the option of the Company by check mailed to the holders of registered STRYPES at their registered addresses.

    STRYPES may be presented for exchange, and registered STRYPES may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the Indenture, the STRYPES and the Prospectus Supplement relating thereto. No service charge will be made for any transfer or exchange of

STRYPES, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

RANKING

    The STRYPES will be unsecured obligations and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company. Since the Company is a holding company, the right of the Company, and hence the right of creditors of the Company (including the holders of the STRYPES), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies.

SECURITIES DEPOSITORY

    Upon issuance, each series of STRYPES will be represented by one or more fully registered global securities (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company, as Securities Depository (the "Securities Depository"), and registered in the name of the Securities Depository or a nominee thereof. Unless and until it is exchanged in whole or in part for STRYPES in definitive form under the limited circumstances described below, no Global Note may be transferred except as a whole by the Securities Depository to a nominee of such Securities Depository or by a nominee of such Securities Depository to such Securities Depository or another nominee of such Securities Depository or by such Securities Depository or any such nominee to a successor of such Securities Depository or a nominee of such successor.

    The Securities Depository has advised the Company as follows: The Securities Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Securities Depository was created to hold securities of its participants ("Participants") and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Securities Depository's Participants include securities brokers and dealers (including MLPF&S), banks, trust companies, clearing corporations, and certain other organizations.

    The Securities Depository is owned by a number of Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Securities Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

    Purchases of STRYPES must be made by or through Participants, which will receive a credit on the records of the Securities Depository. The ownership interest of each actual purchaser of each STRYPES ("Beneficial Owner") is in turn to be recorded on the Participants' or Indirect Participants' records. Beneficial Owners will not receive written confirmations from the Securities Depository of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interest in such Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Securities Depository (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

    SO LONG AS THE SECURITIES DEPOSITORY, OR ITS NOMINEE, IS THE REGISTERED OWNER OF A GLOBAL NOTE, THE SECURITIES DEPOSITORY OR ITS NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER OR HOLDER OF THE STRYPES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE. EXCEPT AS PROVIDED BELOW, BENEFICIAL OWNERS IN A GLOBAL NOTE WILL NOT BE ENTITLED TO HAVE THE STRYPES REPRESENTED BY SUCH GLOBAL NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE OR BE ENTITLED TO RECEIVE PHYSICAL DELIVERY OF THE STRYPES IN DEFINITIVE FORM AND WILL NOT BE CONSIDERED THE OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE. ACCORDINGLY, EACH PERSON OWNING A BENEFICIAL INTEREST IN A GLOBAL NOTE MUST RELY ON THE PROCEDURES OF THE SECURITIES DEPOSITORY AND, IF SUCH PERSON IS NOT A PARTICIPANT, ON THE PROCEDURES OF THE PARTICIPANT THROUGH WHICH SUCH PERSON OWNS ITS INTEREST, TO EXERCISE ANY RIGHTS OF A HOLDER UNDER THE INDENTURE. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Securities Depository would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Securities Depository to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Payment of any amount with respect to STRYPES registered in the name of the Securities Depository or its nominee will be made to the Securities Depository or its nominee, as the case may be, as the holder of the Global Notes representing such STRYPES. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Securities Depository, upon receipt of any payment in respect of a Global Note, will credit the accounts of the Participants with payment in amounts proportionate to their respective holdings of beneficial interest in such Global Note as shown on the records of the Securities Depository. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants.

    If, with respect to a series of STRYPES, (x) the Securities Depository is at any time unwilling or unable to continue as Securities Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Notes shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to any STRYPES of that series, the Company will issue STRYPES in definitive form in exchange for all of the Global Notes representing the STRYPES of that series. Such definitive STRYPES shall be registered in such name or names as the Securities Depository shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Securities Depository from Participants with respect to ownership of beneficial interests in such Global Notes.

MERGER AND CONSOLIDATION

    The Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, provided that (i) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received such assets shall be a corporation organized and existing under the laws of the United States of America or a state thereof and shall assume the due and punctual delivery or payment of the Underlying Securities (or cash with an equal value) in respect of, any interest and Additional Amounts on, and any other amounts payable with respect to, the STRYPES of each series and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, and (ii) the Company or such successor corporation, as the case may be, shall not immediately thereafter be in default under the Indenture.

LIMITATIONS UPON LIENS

    The Indenture provides that the Company may not, and may not permit any Subsidiary (defined in the Indenture as any corporation of which at the time of determination the Company and/or one or more Subsidiaries owns or controls directly or indirectly 50% of the shares of Voting Stock of such corporation) to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by the Indenture) on the Voting Stock owned directly or indirectly by the Company of any Subsidiary (other than a Subsidiary which, at the time of incurrence of such secured indebtedness, has a net worth of less than $3,000,000) without making effective provision whereby the Outstanding STRYPES will be secured equally and ratably with such secured indebtedness.

LIMITATIONS ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY,
  MLPF&S

    The Indenture provides that the Company may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary (defined in the Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by the Company). In addition, the Indenture provides that the Company may not permit MLPF&S to (i) merge or consolidate, unless the surviving company is a Controlled Subsidiary, or (ii) convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

EVENTS OF DEFAULT

    Unless otherwise specified in a Prospectus Supplement, each of the following will constitute an Event of Default under the Indenture with respect to each series of STRYPES: (a) failure to pay and discharge the STRYPES of that series with the Underlying Securities or, if the Company so elects, to pay an equivalent amount in cash in lieu thereof when due; (b) failure to pay the Redemption Price or any redemption premium with respect to any STRYPES of that series when due; (c) failure to deposit any sinking fund payment, when and as due by the terms of any STRYPES of that series; (d) failure to pay any interest on or any Additional Amounts in respect of any STRYPES of that series when due, continued for 30 days; (e) failure to perform any other covenant of the Company contained in the Indenture for the benefit of that series or in the STRYPES of that series, continued for 60 days after written notice has been given to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 10% of the aggregate issue price of the Outstanding STRYPES of that series, as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization of the Company; and (g) any other Event of Default provided with respect to STRYPES of that series.

    Unless otherwise specified in a Prospectus Supplement, if an Event of Default (other than an Event of Default described in clause (f) of the immediately preceding paragraph) with respect to the STRYPES of any series shall occur and be continuing, either the Trustee or the holders of at least 25% of the aggregate issue price of the Outstanding STRYPES of that series by notice as provided in the Indenture may declare an amount equal to the aggregate issue price of all the STRYPES of that series and the interest accrued thereon and Additional Amounts payable in respect thereof, if any, to be immediately due and payable in cash. If an Event of Default described in said clause (f) shall occur, an amount equal to the aggregate issue price of all the STRYPES of that series and the interest accrued thereon and Additional Amounts payable in respect thereof, if any, will become immediately due and payable in cash without any declaration or other action on the part of the Trustee or any holder. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority of the aggregate issue price of the Outstanding STRYPES of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of the amount equal to the aggregate issue price of all the STRYPES of that series due by reason of such acceleration, have been cured or waived as provided in the Indenture. See "Modification and Waiver" below.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of STRYPES of any series, unless such holders of that series shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to such provisions for the indemnification of the Trustee, the holders of a majority of the aggregate issue price of the STRYPES of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the STRYPES of that series.

    The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the fulfillment of any of its obligations under the Indenture and, if so, specifying all such known defaults.

    The STRYPES and other series of Senior Debt Securities issued under the Indenture will not have the benefit of any cross-default provisions with other indebtedness of the Company.

MODIFICATION AND WAIVER

    Unless otherwise specified in a Prospectus Supplement, modifications of and amendments to the Indenture affecting a series of STRYPES may be made by the Company and the Trustee with the consent of the holders of 66 2/3% of the aggregate issue price of the Outstanding STRYPES of such series; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding STRYPES of such series affected thereby, (a) change the Maturity Date or the Stated Maturity of any installment of interest or Additional Amounts on any STRYPES or any premium payable on the redemption thereof, or change the Redemption Price, (b) reduce the amount of Underlying Securities payable with respect to any STRYPES (or reduce the amount of cash, or cash and Underlying Securities, payable in lieu thereof), (c) reduce the amount of interest or Additional Amounts payable on any STRYPES or reduce the amount of cash payable with respect to any STRYPES upon acceleration of the maturity thereof, (d) change the place or currency of payment of interest or Additional Amounts on, or any amount of cash payable with respect to, any STRYPES, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any STRYPES, including the payment of Underlying Securities with respect to any STRYPES, (f) reduce the percentage of the aggregate issue price of Outstanding STRYPES of such series, the consent of whose holders is required to modify or amend the Indenture, (g) reduce the percentage of the aggregate issue price of Outstanding STRYPES of such series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (h) modify such provisions with respect to modification and waiver. Except as provided in the Indenture, no modification of or amendment to the Indenture may adversely affect the rights of a holder of any other Senior Debt Security without the consent of such holder.

    The holders of a majority of the aggregate issue price of each series of STRYPES may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority of the aggregate issue price of each series of STRYPES may waive any past default under the Indenture, except a default in the payment of the Underlying Securities with respect to any STRYPES of that series, or of cash payable in lieu thereof, or in the payment of any premium, interest or Additional Amounts on any STRYPES of that series for which payment had not been subsequently made or in respect of a covenant and provision of the Indenture which cannot be modified or amended without the consent of the holder of each Outstanding STRYPES of such series affected.

GOVERNING LAW

    The Indenture and the STRYPES will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

    The Company may sell STRYPES to the public through MLPF&S. The accompanying Prospectus Supplement describes the terms of the STRYPES offered thereby, including the public offering or purchase price, any discounts and commissions to be allowed or paid, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the STRYPES will be listed. Under certain circumstances, the Company may repurchase STRYPES and reoffer them to the public as set forth above. The Company may also arrange for repurchases and resales of such STRYPES by dealers.

    The underwriting of STRYPES will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                    EXPERTS

    The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included or incorporated by reference in the Company's 1996 Annual Report on Form 10-K, and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. The Selected Financial Data under the captions "Operating Results", "Financial Position" and "Common Share Data" for each of the five years in the period ended December 27, 1996 included in the 1996 Annual Report to Stockholders of the Company, and incorporated by reference herein, has been derived from consolidated financial statements audited by Deloitte & Touche LLP, as set forth in their reports included as an exhibit to the Registration Statement or incorporated by reference herein. Such consolidated financial statements and related financial statement schedules, and such Selected Financial Data appearing or incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been included or incorporated herein by reference in reliance upon such reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

    With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in such Quarterly Report on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the "Act"), for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

              PROSPECTUS SUPPLEMENT

                                             PAGE
                                        ---------
Summary...............................        S-3
Risk Factors..........................        S-9
CIBER, Inc............................       S-13
Price Range of CIBER Common Stock.....       S-14
CIBER Dividend Policy.................       S-14
Supplemental Use of Proceeds..........       S-14
Supplemental Description of the
  STRYPES.............................       S-15
Certain Arrangements with the
  Contracting Stockholder.............       S-21
Certain United States Federal Income
  Tax Considerations..................       S-22
Underwriting..........................       S-30
Validity of the STRYPES...............       S-31

                   PROSPECTUS

Available Information.................          2
Incorporation of Certain Documents by
  Reference...........................          2
Merrill Lynch & Co., Inc..............          3
Use of Proceeds.......................          3
Ratio of Earnings to Fixed Charges....          4
Recent Developments...................          4
Description of the STRYPES............          5
Plan of Distribution..................         10
Experts...............................         10

                      PROSPECTUS RELATING TO COMMON STOCK
                                 OF CIBER, INC.

                             1,750,000 STRYPES(SM)

                                     [LOGO]

                           MERRILL LYNCH & CO., INC.
                                   % STRYPES(SM)
                               DUE        , 2001
                             PAYABLE WITH SHARES OF
                                COMMON STOCK OF

                                     [LOGO]

                         (OR CASH WITH AN EQUAL VALUE)

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------

                              MERRILL LYNCH & CO.
                                        , 1998

                 (SM)SERVICE MARK OF MERRILL LYNCH & CO., INC.

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